Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of April 27, 2014

by and among

FOREST LABORATORIES, INC.,

ROYAL EMPRESS, INC.

and

FURIEX PHARMACEUTICALS, INC.

i

ii

Exhibit A	Form of CVR Agreement

Annex A	Representations and Warranties Regarding Revenue Rights Matters
Annex B	Covenants of the Company Regarding Revenue Rights Matters
Annex C	Certain Other Defined Terms

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2014 (this “Agreement”), is entered into by and among Forest Laboratories, Inc., a Delaware corporation (“Parent”), Royal Empress, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Furiex Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Defined terms used herein have the meanings provided in Section 8.13 and Section 8.14.

W I T N E S S E T H

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective company’s stockholders to enter into a business combination;

WHEREAS, in furtherance of the foregoing, Merger Sub will, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have (a) approved the execution and delivery of and performance under this Agreement and (b) resolved that the transactions contemplated by this Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL), are advisable, fair to and in the best interests of their respective stockholders;

WHEREAS, the board of directors of the Company (the “Company Board”) has resolved to recommend that the Company’s stockholders adopt this Agreement pursuant to Section 251 of the DGCL;

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Parent (the “Voting Agreement”) simultaneously with the execution and delivery of this Agreement;

WHEREAS, in connection with the execution and delivery of this Agreement, Parent has entered into a Revenue Rights Purchase Agreement (the “Revenue Rights Purchase Agreement”), dated as of the date hereof, with RPI Finance Trust, a Delaware statutory trust (“RPI”), pursuant to which Parent intends to, immediately following the Effective Time, sell the Company’s rights to receive royalties, milestone payments and certain other payments (collectively, the “Revenue Rights”) from the counterparties under certain of the Company’s license agreements; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 at 10:00 a.m. (local time) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions at such time), or such other date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL to be made on the Closing Date in connection with the Transactions. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company (which shall be “Furiex Pharmaceuticals, Inc.”) and any changes necessary so that they shall be in compliance with Section 5.8) the certificate of incorporation and bylaws of Merger Sub as of the date hereof and as so amended shall be the certificate of incorporation and bylaws of Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8).

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent, Merger Sub or any wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent only the right to receive (i) an amount in cash equal to $95.00 without interest (the “Cash Consideration”) and (ii) one contractual contingent value right (a “CVR”), which shall represent the right to receive a contingent payment upon the achievement of one of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the “CVR Consideration”, and together with the Cash Consideration, collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except only the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2(b) without interest (subject to any applicable withholding Taxes).

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into a customary agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. Parent shall deposit, or cause to be deposited, (i) with the Exchange Agent, at or prior to the Effective Time, funds in an amount equal to the aggregate Cash Consideration (the “Exchange Fund”) and (ii) with the Rights Agent, when required pursuant to the terms of the CVR Agreement, funds in an amount equal to the aggregate CVR Consideration, in each case, payable in accordance with Section 2.1(c) to holders of Company Common Stock. The Exchange Fund deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent. Any interest and other income from such investments shall be payable to Parent. No investment by the Exchange Agent of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Exchange Agent from making the payments required by this Article II and Parent shall promptly replace any funds deposited with the Exchange Agent lost through any investment made pursuant to this Section 2.2(a). No investment by the Exchange Agent of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, additional cash to pay the Cash Consideration as contemplated by this Article II without interest. At or prior to the Effective Time, Parent and the Rights Agent shall enter into the CVR Agreement.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration, without interest, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be canceled. If payment of the Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to the CVRs) is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the

Person requesting such exchange present proper evidence of transfer or such Certificates or Book-Entry Shares shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or book entries, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration, except as otherwise provided by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by applicable Law.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will, subject to such Person’s compliance with the exchange procedures set forth in Section 2.2(b), pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest or other income received with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to, and who have not theretofore complied with, this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Notwithstanding any provision contained herein to the contrary, each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement (including upon the issuance of, or payment with respect to, the CVRs) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any applicable provision of state, local or foreign Law related to Taxes. To the extent amounts are so deducted and withheld and paid over to the appropriate Governmental Authority responsible for the Taxes, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by the provision of customary withholding certificates or similar documentation, Parent, Merger Sub and the Surviving Corporation shall use commercially reasonable efforts to request such certificates or documentation from the applicable holders in the instructions contemplated by Section 2.2(b)(ii).

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and complies in all respects with, the provisions of Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such Dissenting Stockholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon and less any applicable withholding Taxes. The Company shall give Parent prompt notice of any written demands for appraisal of any shares of

Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any cash deposited with the Exchange Agent pursuant to Section 2.2(a) with respect to shares of Company Common Stock that become Dissenting Shares shall be returned to Parent upon demand therefor.

Section 2.4 Treatment of Equity Awards.

(a) As soon as practicable following the date hereof (and, in any event, prior to the Effective Time), the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall take all actions as may be required to provide that (i) each holder of an option that represents the right to acquire shares of Company Common Stock and is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Option”) shall be provided with notice pursuant to which all outstanding Options held by such holder shall become fully vested and may be exercised (contingent on the consummation of the Merger) by such holder beginning on the date of such notice through the date that is five (5) Business Days prior to the Effective Time in accordance with the terms and conditions of the applicable Company Stock Plan under which such Option was granted and (ii) to the extent that any outstanding Option is not so exercised on or prior to the Effective Time, such Option shall, at the Effective Time, be canceled and terminated in exchange for (A) an amount in cash equal to the product of (I) the total number of shares of Company Common Stock subject to the Option immediately prior to the Effective Time multiplied by (II) the excess, if any, of the per share Cash Consideration over the exercise price per share of Company Common Stock under such Option and (B) one CVR multiplied by the total number of shares of Company Common Stock subject to the Option (assuming full vesting of the Option) had the holder exercised such Option in full immediately prior to the Effective Time.

(b) Each share of Company Common Stock issued pursuant to any Company Stock Plan that is subject to specified vesting criteria (each, a share of “Restricted Stock”) and is outstanding immediately prior to the Effective Time shall at the Effective Time become fully vested and all restrictions thereon shall lapse, and each such share of Restricted Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1, subject to the procedures, terms and conditions applicable to shares of Company Common Stock under this Agreement.

(c) Notwithstanding any provision contained herein to the contrary, each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.4 to any holder of Options and shares of Restricted Stock (including upon the issuance of, or payment with respect to, the CVRs) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Law related to Taxes, and the Surviving Corporation shall make any required filings with and payments to the appropriate Governmental Authorities relating to any such deduction or withholding for Taxes. To the extent that amounts are so deducted and withheld and paid over to the appropriate

Governmental Authority responsible for the Taxes, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Options or Restricted Stock in respect of which such deduction and withholding was made.

(d) At or as soon after the Effective Time as shall be reasonably practicable, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.4. All payments required under this Section 2.4 shall be made, without interest, as soon after the Effective Time as shall be reasonably practicable.

Section 2.5 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company shall occur, including as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, merger, issuer tender or exchange offer, or any stock dividend or stock distribution with a record date during such period, but excluding any change that results from any issuance of shares of capital stock permitted by Section 5.1(a)(i), the Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.6 Tax Treatment. Except to the extent any portion of the Milestone Payment (as such term is defined in the CVR Agreement) is required to be treated as imputed interest pursuant to applicable Law, the recipients of the CVRs and the parties hereto agree to treat the CVRs and the Milestone Payment for all Tax purposes as additional consideration for the shares of Company Common Stock, Options and shares of Restricted Stock pursuant to the Merger Agreement and none of the beneficial owners of Company Common Stock, Restricted Stock or any Option and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law. Parent and the Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Matters Letter”) (which schedule is organized by section and subsection corresponding to the applicable section and subsection of this Article III and sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in the corresponding section or subsection of this Article III, except that any information set forth in one section of the Company Matters Letter will be deemed to apply to all other sections or subsections thereof to the extent that it is reasonably and readily apparent solely from the face of such information that it is applicable to such other section or subsection; provided that no information disclosed in any section or subsection of the Company Matters Letter other than Section 3.23 thereof will be deemed to qualify the representations and warranties contained in Section 3.23) or, except with respect to the representations and warranties in Section 3.23, as set forth in (or incorporated by reference in) any of the Company SEC Documents filed on or after January 1, 2013 and prior to the date of this Agreement (the “Filed Company SEC Documents”) excluding any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections; provided, however, that the inclusion of any disclosure in the Company Matters Letter does not necessarily mean that such disclosure is material under federal or state securities laws:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All the outstanding shares of capital stock of, or equity interests in, each of the Company’s Subsidiaries are owned directly or indirectly by the Company free and clear of all Encumbrances and transfer restrictions, except for such transfer restrictions of general applicability that may be provided under the Securities Act of 1933 (the “Securities Act”), and other applicable securities laws. Section 3.1(b) of the Company Matters Letter sets forth an accurate and complete list of the Company’s Subsidiaries including each Subsidiary’s jurisdiction of organization.

(c) The Company has made available to Parent prior to the date hereof complete and correct copies of (i) the certificate of incorporation and bylaws (or similar organizational or charter documents) of the Company and each of its Subsidiaries, in each case as amended to the date of this Agreement (with respect to the Company, the “Company Charter Documents” and, with respect to the Company’s Subsidiaries, the “Subsidiary Charter Documents”) and (ii) other than any minutes regarding discussions of a potential transaction involving the sale of all of the capital stock of, or other similar extraordinary transaction involving, the Company, the corporate minutes of the Company since January 1, 2010. All Company Charter Documents and Subsidiary Charter Documents are in full force and effect.

Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective Company Charter Documents or Subsidiary Charter Documents. Other than any minutes regarding discussions of a potential transaction involving the sale of all of the capital stock of, or other similar extraordinary transaction involving, the Company, such minutes reflect a materially accurate and materially complete summary of all meetings of the Company Board or committees thereof since January 1, 2010.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, of which, on April 25, 2014, 10,805,611 shares were issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share, of which, on April 25, 2014, there were no shares issued or outstanding. As of April 25, 2014, there are no shares of Company Common Stock held by the Company in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. As of April 25, 2014, other than 2,178,641 shares of Company Common Stock reserved for issuance under the Company Stock Plans, the Company has no shares of Company Common Stock reserved for issuance. Upon the issuance of any shares of Company Common Stock that may be issued prior to the Effective Time, such shares of Company Common Stock will be when issued duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, (A) Options to purchase an aggregate of 1,059,507 shares of Company Common Stock are outstanding under the Company Stock Plans, and (B) 233,149 shares of Restricted Stock are outstanding under the Company Stock Plans, all of which such shares of Restricted Stock are included in the amount of issued and outstanding shares of Company Common Stock set forth in the foregoing clause (i). Except as set forth above, there are no (1) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or sell, any shares of capital stock or other securities of the Company or any of its Subsidiaries; (2) any securities or obligations convertible or exchangeable into or exercisable for, or giving to any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding; (3) shares of capital stock or other voting securities of or ownership interests in the Company authorized, issued or outstanding; or (4) performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other securities of the Company or any of its Subsidiaries authorized, issued or outstanding (the items in clauses (1) through (4) being referred to collectively as, with respect to the Company, “Company Securities” and, with respect to the Subsidiaries of the Company, the “Company Subsidiary Securities”. There are no outstanding contractual obligations of the Company or any of its Subsidiaries of any kind to redeem, purchase or otherwise acquire any Company Securities or Company Subsidiary Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting or disposition of any Company Securities or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board or a Subsidiary of the Company. No Subsidiary of the Company

owns any Company Common Stock or Company Securities. Other than the Company Common Stock, there are no outstanding securities or Indebtedness of the Company having the right to vote (or, other than the outstanding Options, convertible into or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote.

(b) Section 3.2(b) of the Company Matters Letter sets forth an accurate and complete list as of April 25, 2014 of each outstanding Option and share of Restricted Stock, including, as applicable, the holder, the grant date, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.

(c) All the outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. Except for the capital stock or other voting securities of, or ownership interests in, each of the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(d) From the close of business on April 25, 2014 through and including the date of this Agreement, there have been no issuances of Company Common Stock, Company Securities or Company Subsidiary Securities other than issuances of Company Common Stock pursuant to the exercise of Options outstanding as of April 25, 2014 under the Company Stock Plans.

Section 3.3 Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Company under this Agreement, and the consummation of the Transactions, have been duly authorized and approved by unanimous vote of the Company Board, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or Subsidiary Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (iii) require any consent or other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or result in the creation of an Encumbrance, other than any Permitted Encumbrance, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and provided, in each case, that the Company makes no representation with respect to the transactions contemplated by the Revenue Rights Purchase Agreement.

(c) The Company Board, at a meeting duly called and held, has unanimously (i) approved and declared advisable, fair and in the best interests of the holders of Company Common Stock this Agreement and the Transactions, (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company, and (iii) resolved, subject to Section 5.3, to recommend that stockholders of the Company adopt this Agreement.

Section 3.4 Governmental Approvals. Except for (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules of NASDAQ, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, (d) any approvals or filings required under, and compliance with other applicable requirements of, any non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), and (e) any notices or filings to be made to or with the United States Food and Drug Administration (the “FDA”) or any other Governmental Authority with respect to the change in status, beneficial ownership or identity of the holder of any NDA, IND, or other filing, application, approval, clearance, or authorization filed with, submitted to, or granted by the FDA or any other Governmental Authority with respect to any of the Products, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as do not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, schedules, forms, prospectuses, proxy statements and other documents required to be filed with or furnished to the SEC since January 1, 2011 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the last such amendment, (i) the Company SEC Documents complied, and each Company SEC Document filed subsequent to the date hereof will comply, in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and NASDAQ, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained, and each Company SEC Document filed subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13 or 15 of the Exchange Act.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents (including any related notes and schedules thereto) (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, and the consolidated results of their operations and cash flows, for each of the dates and for the periods shown, in conformity with GAAP.

(c) The Company and its Subsidiaries have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required under the Exchange Act. The Company’s disclosure controls and procedures are designed to provide reasonable assurance that all material information required to be disclosed by the Company, including its consolidated Subsidiaries, in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and the Company has disclosed to its auditors and the audit committee of the Company Board that, no significant deficiency, material weakness or fraud involving management or other employees of the Company was identified. The Company has made available to Parent prior to the date hereof a summary of any disclosure since January 1, 2011 made by the Company to its auditors or the audit committee of the Company Board related to significant deficiencies, material weaknesses or fraud involving management or other employees of the Company with respect to the Company’s internal controls over financial reporting.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, whether known or unknown and whether due or to become due, which would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2013 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which, individually or in the aggregate, would have a Material Adverse Effect), (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions, (iv) arising out of or under an executory portion of a Contract to which the Company or any of its Subsidiaries is subject and which have not been performed, excluding liabilities arising in connection with any breach thereof or the satisfaction of any indemnification obligations thereunder; provided that such Contracts have been made available to Parent prior to the date hereof, or (v) that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any its Subsidiaries in the Company’s consolidated financial statements or Company SEC Documents.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(g) The Company has made available to Parent prior to the date hereof accurate and complete copies of all material correspondence since January 1, 2011 through the date hereof between the SEC, on the one hand, and the Company and its Subsidiaries, on the other hand, including comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto.

Section 3.6 Absence of Certain Changes. Between December 31, 2013 and the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred (a) any condition, change, event, occurrence or effect that, individually or in the aggregate, has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (b) any condition, action, event, occurrence or effect that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Sections 5.1(a)(vi), 5.1(a)(viii), 5.1(a)(xii), 5.1(a)(xiii), 5.1(a)(x)(v) or 5.1(a)(xvii). The Revenue Rights Conditions are satisfied as of the date hereof.

Section 3.7 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative or arbitral proceeding, claim, suit, arbitration, mediation, demand, or action (a “Legal Proceeding”) against or, to the Knowledge of the Company, any investigation, informal inquiry or request for documents specifically relating to, the Company, any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective present or former directors, officer or employees (in each case, in their capacity as such), nor is there any Judgment imposed or binding upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority or arbitrator, that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions. There are no material internal investigations or internal inquiries that, since January 1, 2011, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

Section 3.8 Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance in all material respects with all laws, statutes, ordinances, codes, rules, regulations, decrees, judgments, injunctions, prohibitions, restraints, writs and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations (other than Environmental Laws which are governed exclusively by Section 3.11, and Laws relating to the regulation of the Products (or the manufacture, use, sale, or marketing thereof), which are governed exclusively by Section 3.16).

(b) The Company and each of its Subsidiaries hold, and are in compliance with, all licenses, franchises, permits, certificates, approvals, orders and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, “Company Permits”) (other than those under Environmental Laws, which are the subject of Section 3.11, and those under Laws relating to the regulation of the Products, which are the subject of Section 3.16) except for such absences or instances of non-compliance as do not currently have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Company Permits are in full force and effect and, since January 1, 2011, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Company Permit, which amendment, termination, revocation or cancellation would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the Transactions will not cause the revocation or cancellation of any Company Permit.

(c) Neither the Company nor any of its Subsidiaries has since January 1, 2011 (i) received any written notice from any Governmental Authority regarding any material violation by the Company or any its Subsidiaries of any Law or Company Permit, except for notices of violations that have been cured, and notices that have been withdrawn or are no longer pending or (ii) filed with or otherwise provided to any Governmental Authority any written notice regarding any material violation by the Company or any of its Subsidiaries of any Law or Company Permit, except for notices of violations that have been cured, or notices that have been withdrawn or are no longer pending.

(d) Since January 1, 2011, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has: (i) used any material funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (ii) made any material unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) materially violated any provision of the Foreign Corrupt Practices Act of 1977.

Section 3.9 Tax Matters.

(a) Except for those matters that would not be material to the Company and its Subsidiaries, taken as a whole: (i) each of the Company and its Subsidiaries has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete; (ii) all Taxes shown to be due on such Tax Returns have been paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Company SEC Documents; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received and (v) each of the Company and its Subsidiaries has withheld, collected, deposited or paid all Taxes required to have been withheld, collected, deposited or paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(b) For purposes of this Agreement: (i) “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever in the nature of a tax and imposed by a Governmental Authority and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing, and (ii) “Tax Return” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.10 Employee Benefits Matters. The Company has made available to Parent prior to the date hereof correct and complete copies of (a) each Company Plan, (b) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (c) the most recent summary plan description for each Company Plan for which such summary plan description is required and (d) each trust agreement and insurance or group annuity contract relating to any Company Plan. Each Company Plan has been, in all material respects, administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course) with respect to any Company Plans. All Company Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS on which they are entitled to rely or have filed a timely application therefor that remains pending. The Company has made available to Parent prior to the date hereof a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. Neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (including any entity that during the past six (6) years was a Subsidiary of the Company) has now or at any time within the previous six (6) years contributed to (or been required to contribute to), sponsored, maintained, or had any liability with respect to a Multiemployer Plan (as defined in Section 3(37) of ERISA) or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. The Company has no liability or obligation to provide postretirement medical or life insurance benefits to any its employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. The consummation of the Transactions will not, either alone or in combination with another event (where such event would not independently have such effect), except as expressly provided by this Agreement, (i) entitle any employee of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, (iii) increase any benefits payable under any Company Plan, (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Plan, or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit. The treatment of Options and Restricted Stock set forth in Section 2.4 does not violate the terms of the Company Stock Plans or any other equity plans or agreement governing the terms of such Options or Restricted Stock. The Company is and at all times has been in material compliance with all Laws governing the employment of labor and the withholding of Taxes. This Section 3.10 constitutes the sole and exclusive representation and warranty of the Company regarding compliance with Laws relating to pension and employee benefit or liabilities or obligations.

Section 3.11 Environmental Matters. (a) Each of the Company and its Subsidiaries is, and since January 1, 2011 has been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company

Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no enforcement proceeding or Legal Proceeding relating to or arising from any noncompliance with, or liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any real property currently owned, operated or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into any Judgment involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) and (d) neither the execution of this Agreement by the Company nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or consent of Governmental Authorities, pursuant to any applicable Environmental Law. This Section 3.11 constitutes the sole and exclusive representation and warranty of the Company regarding environmental, health and safety matters, including without limitation all matters arising under Environmental Laws.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Matters Letter sets forth a true, correct and complete list of all (i) issued and pending Patents, (ii) registered and applications for registration of trademarks and service marks, (iii) registered domain names, and (iv) registered copyrights, in each case, included in Company Intellectual Property owned by the Company or any of its Subsidiaries and (v) any license agreement governing Material Licensed IP. Such list shall contain, as applicable, (A) the name of all actual and recorded owners, (B) the jurisdiction in which the application or registration was made, (C) the application and registration numbers, (D) whether such Company Intellectual Property is owned by the Company or any of its Subsidiaries, exclusively licensed to the Company or any of its Subsidiaries or non-exclusively licensed to the Company or any of its Subsidiaries, and (E) the filing and registration, issue and application dates. The list pertaining to the license agreements governing Material Licensed IP shall contain (x) the name and date of the license agreement pursuant to which such Material Licensed IP is licensed and (y) whether or not such license agreement grants an exclusive license to the Company or any of its Subsidiaries. The Company or a Subsidiary of the Company owns, or has the right to use the Company Intellectual Property, in the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property owned by the Company or any of its Subsidiaries is owned solely and exclusively by the Company or its Subsidiary, free and clear of any Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, the Company Intellectual Property owned by the Company and the Material Licensed IP, is valid, enforceable, subsisting and in full force and effect. None of the Company Intellectual Property owned by the Company, and to the Knowledge of the Company, none of the Material Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of the Company, threatened, Legal Proceeding or other proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) which challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Company Intellectual Property.

(b) The Company or a Subsidiary of the Company owns or possesses the right to use all Intellectual Property necessary to conduct their respective businesses as currently conducted by the Company and its Subsidiaries and to develop, manufacture, use, market, sell, offer for sale, exploit and import Eluxadoline and the related services of the Company and its Subsidiaries as currently proposed to be conducted, and neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, any non-written, notice from any Person asserting any claim to the contrary. Each item of Company Intellectual Property owned by the Company or any of its Subsidiaries immediately subsequent to the Effective Time will be owned and available for use by the Surviving Corporation on the same terms and conditions as are in effect immediately prior to the Effective Time. Subject to obtaining any consent set forth on Section 3.12(b) of the Company Matters Letter, each item of Material Licensed IP will be licensed to and available for use by the Surviving Corporation on the same terms and conditions as are in effect immediately prior to the Effective Time.

(c) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries, including the development, use, manufacture, marketing, sale and offer for sale of the Products and services of the Company and each of its Subsidiaries, has not infringed, misappropriated or otherwise violated, and does not and, assuming the development, manufacture, use, marketing, sale and offer for sale of Eluxadoline and the related services of the Company and its Subsidiaries as currently contemplated, will not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. The Company has not received any written, or to the Knowledge of the Company, any non-written, notice during the past thirty-six (36) months of any claims that have been made against the Company or any of its Subsidiaries alleging the infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of any Person. To the Company’s Knowledge, during the past twenty-four (24) months, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company or any Material Licensed IP in any material respect, and there is no and has not been any Legal Proceeding pursuant to which the Company or its Subsidiary or, to the Knowledge of the Company, its licensor has alleged any such infringement, misappropriation or violation by any Person.

(d) Except as set forth in any Contract set forth in Section 3.12(d)(i) of the Company Matters Letter, no funding, facilities or other resources of any Governmental Authority, university, college, other educational institution or nonprofit research center was used in the development of any Company Intellectual Property owned by the Company or any of its Subsidiaries, or to the Knowledge of the Company, in any Material Licensed IP; nor, does any such entity own or have rights to (or have the option to obtain such ownership or rights to) any Company Intellectual Property owned by the Company, or the Knowledge of the Company, to any Material Licensed IP, other than in each case, pursuant to the provisions of any Contract set forth in or Section 3.12(d)(ii) of the Company Matters Letter.

(e) The Company and each of its Subsidiaries have used commercially reasonable efforts to protect and maintain their rights in all material Company Intellectual

Property. During the past twenty-four (24) months, the Company’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, at all times complied in all material respects with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security. During the past twenty-four (24) months, no breach, security incident, or violation of any data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data. The Company and each of its Subsidiaries maintain commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to consumers, patients, employees or other persons. During the past twenty-four (24) months, neither the Company nor any of its Subsidiaries has received written, or to the Knowledge of the Company, any non-written, notice of any claims (including any investigation or notice from any Governmental Authority) that have been asserted or threatened against the Company or any of its Subsidiaries alleging, any violation of any Person’s privacy or personally identifiable information or data rights or non-compliance with applicable Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.

(f) The Company and its Subsidiaries have (i) caused all current and former employees and all other Persons involved in the conception, reduction to practice, creation or development of any Intellectual Property for the Company to execute a binding and enforceable agreement which includes provisions sufficient to ensure that the Company or any of its Subsidiaries is the sole and exclusive owner of any and all Intellectual Property conceived, reduced to practice, created or developed by such employees within the scope of or resulting from his or her employment with the Company or any of its Subsidiaries or, in the case of a Person other than an employee, from the services such Person performs for the Company or any of its Subsidiaries; and (ii) caused all employees and other Persons with access to any non-public Company Intellectual Property to execute a binding and enforceable confidentiality agreement or other agreement that includes customary confidentiality terms sufficient to protect the proprietary interests of the Company and its Subsidiaries with respect to such Company Intellectual Property. Copies of the forms of agreements referred to in the foregoing clauses (i) and (ii) (collectively, “IP Agreements”) have been made available to Parent prior to the date hereof, and to the Knowledge of the Company, no material breach of any such agreement by the other party thereto has occurred or been threatened.

(g) Except with respect to Contracts set forth on Section 3.15(a)(vii) of the Company Matters Letter and identified as such, neither the Company nor any of its Subsidiaries is obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(h) None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Company or any of its Subsidiaries of its or their obligations hereunder, conflict or will conflict with, alter or impair, any of the Company’s or any of its Subsidiaries’ rights in or to any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Company Intellectual Property or otherwise trigger any additional payment obligations with respect to any Company Intellectual Property.

Section 3.13 Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties set forth in Section 4.7, the Company Board has taken all action necessary (a) so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Voting Agreement or the consummation of the Transactions and (b) to irrevocably approve for all purposes Parent, Merger Sub and their respective Affiliates and this Agreement, the Voting Agreement and the Transactions to exempt such Persons, agreements and transactions from, and to elect for the Company, Parent, Merger Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or other antitakeover Laws of any jurisdiction applicable to the Company, Parent, Merger Sub or any of their respective Affiliates or this Agreement, the Voting Agreement or the Transactions with respect to any of the foregoing, which resolutions have not been rescinded, modified or withdrawn in any way.

Section 3.14 Property; Assets.

(a) Neither the Company nor any Subsidiary of the Company owns any real property, nor has the Company or any Subsidiary of the Company ever owned any real property.

(b) Section 3.14 of the Company Matters Letter sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date hereof correct and complete copies of the lease agreements pertaining to the leased properties. The Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties, free and clear of all Encumbrances (except in all cases for Permitted Encumbrances). Except as may be limited by the Bankruptcy and Equity Exception, all material leases under which the Company or any of its Subsidiaries lease any real property are valid and in full force and effect in all material respects against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to the Company’s Knowledge, under any of such leases, any existing material default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

(c) The Company or a Company Subsidiary has (i) good and valid title to all of the material properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Documents (except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet), free and clear of all Encumbrances (except in all cases for Permitted Encumbrances) and (ii) valid leasehold interests in or comparable Contract rights to use all material properties or assets reflected as leased on such balance sheet (except for such leases terminated in the ordinary course of business consistent with past practice since the date of such balance sheet), free and clear of all Encumbrances (except in all cases for Permitted Encumbrances).

Section 3.15 Contracts.

(a) Section 3.15(a) of the Company Matters Letter contains an accurate and complete list of the following Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Matters Letter, and each such Contract entered into after the date hereof that if in effect as of the date hereof would be required to be disclosed in Section 3.15(a) of the Company Matters Letter, a “Company Material Contract”):

(i) (A) each employment agreement entered into by the Company or any Subsidiary of the Company or (B) each Contract the terms of which obligate or may in the future obligate the Company or any Subsidiary of the Company to make any change of control or other similar payment to any current or former employee;

(ii) each Contract (A) materially limiting the freedom or right of the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or any of its Affiliates) to engage in any line of business, including the research, development and commercialization of the Products, to make use of any material Company Intellectual Property or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations (other than any non-disclosure, confidentiality or other similar agreement), (C) granting any right of first refusal, right of first offer or similar right or (D) containing any other term, condition or clause that, individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company or any Subsidiary of the Company to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or its Affiliates);

(iii) each Contract in connection with a Related Party Transaction;

(iv) each Contract that provides for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company or any Subsidiary of the Company;

(v) each material lease agreement under which the Company or any Subsidiary of the Company leases, subleases or licenses any real property;

(vi) each lease agreement under which the Company or any Subsidiary of the Company leases personal property (not relating primarily to real property) pursuant to which the Company or any Subsidiary of the Company is required to make rental payments in excess of $250,000 per year;

(vii) each Contract (A) in which the Company or any Subsidiary of the Company has agreed to purchase a minimum quantity of goods relating to any Product or

(B) pursuant to which the Company or any Subsidiary of the Company has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary of the Company, in each case, except for those that are terminable by the Company or the applicable Subsidiary of the Company, without cost or penalty, on 30 days’ or less notice;

(viii) each Contract for the disposition of any portion of the assets or business of the Company or any Subsidiary of the Company or any agreement for the acquisition, directly or indirectly, of a portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise), in each case, involving a disposition or acquisition of assets having a fair market value greater than $250,000;

(ix) each Contract establishing or governing the material terms of any joint venture, partnership, strategic alliance, collaboration, material research and development project or similar arrangement;

(x) each material Contract with respect to any options, co-existence agreements, rights, escrows, licenses, covenants not to assert or sue, or releases of any kind relating to rights in or to any material Company Intellectual Property that have been granted (A) to the Company or any of its Subsidiaries (other than IP Agreements and agreements for Off-the-Shelf Software), or (B) by the Company or any of its Subsidiaries to any other Person (other than standard and customary confidentiality agreements executed in the ordinary course of business);

(xi) each Contract Manufacturing Agreement or other Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any Product requiring or otherwise involving the potential payment by or to the Company or any Subsidiary of the Company of more than (A) $250,000 in any fiscal year or (B) $1,000,000 in the aggregate;

(xii) each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source;

(xiii) each exclusive sales representative or distribution Contract;

(xiv) each consulting Contract that is not terminable by the Company or any Subsidiary of the Company, without cost or penalty, on 90 days’ or less notice;

(xv) each Contract (other than trade debt incurred in the ordinary course of business consistent with past practice) related to (A) borrowed money and any guarantees thereof or (B) the granting of Encumbrances over the property or assets of the Company or any Subsidiary of the Company, in each case, other than any such Contract that relates to borrowed money and any guarantees thereof in a principal amount not exceeding $1,000,000;

(xvi) each Contract under which the Company or any Subsidiary of the Company have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than a Subsidiary of the Company;

(xvii) each Contract involving a standstill or similar obligation of the Company or any of its Subsidiaries to a third party;

(xviii) each Contract under which the Company or any Subsidiary of the Company has agreed to indemnify any Person against any claim of infringement, misappropriation, or violation of the Intellectual Property rights of a third person, other than Contracts entered into in the ordinary course of business;

(xix) each Contract that would prohibit or materially delay the consummation of the Transactions or otherwise materially impair the ability of the Company to perform its obligations hereunder; and

(xx) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

(b) (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception); (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract; (iii) neither the Company nor any Subsidiary of the Company is in material default under any Company Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default under any Company Material Contract of the Company or any Subsidiary of the Company that is party thereto; (iv) to the Knowledge of the Company, no other party to a Company Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default of such other party under any Company Material Contract; and (v) the Company has not received any written notice of termination or cancellation under any Material Contract or received any written notice of breach or of default in any material respect under any Company Material Contract, which breach has not been cured. Prior to the date hereof, the Company has made available to Parent correct and complete copies of all Company Material Contracts required to be set forth on Section 3.15 of the Company Matters Letter, and will make available to Parent copies of all Material Company Contracts entered into after the date hereof, in each case including amendments thereto.

Section 3.16 Regulatory Matters.

(a) Since January 1, 2011, the Company and each of its Subsidiaries has complied in all material respects and remains in compliance with all Health Care Laws, applicable to the business, properties, assets and activities of the Company or its Subsidiaries.

(b) Since January 1, 2011, none of the Company or any of its Subsidiaries has received written notice of, or, to the Knowledge of the Company, been subject to or threatened with, any material written finding of deficiency or non-compliance; material penalty, fine or sanction; written request for corrective or remedial action; or other material compliance or enforcement action by any Governmental Authority, relating to any of (i) the Products, (ii) the ingredients in the Products or (iii) the facilities at which such Products are manufactured, packaged or initially distributed, whether issued by the FDA, the Federal Trade Commission (the “FTC”), the Drug Enforcement Administration (“DEA”) or by any other Governmental Authority having responsibility for the regulation of such Products.

(c) Since January 1, 2011, none of the Company or any of its Subsidiaries has voluntarily recalled, suspended, or discontinued manufacturing or investigation of any of the Products at the request of the FDA, the FTC, the DEA or any other Governmental Authority having responsibility for the regulation of such Products, nor has the Company or any of its Subsidiaries received any written notice since January 1, 2011 from the FDA, the FTC, the DEA or any other Governmental Authority having responsibility for the regulation of such Products that it has commenced or threatened to initiate any action to withdraw approval for investigation, sale or marketing of a Product for human therapeutic use, restrict sales or marketing of a Product for human therapeutic use, place any clinical investigation on clinical hold or request a recall of any Product, or that the FDA, the FTC, the DEA or such other Governmental Authority having responsibility for the regulation of such Products has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Product, other than those restrictions generally existing by Law or that may be specifically set forth in any NDA, supplement thereto, or related supporting documentation, in each case, except as has not had, and would not have reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) All Products subject to the jurisdiction of the FDA, the FTC, the DEA or other Governmental Authorities in other jurisdictions are being developed, manufactured, labeled, stored, tested and otherwise produced by or on behalf of the Company or its Subsidiaries in compliance in all material respects with all applicable requirements under Health Care Laws.

(e) The Company has made available to Parent all material data and other material information Known to the Company with respect to the Products, including the safety or efficacy thereof.

(f) All applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for or submitted in connection with any and all regulatory consents, approvals, authorizations, filings, registrations, notifications, permits and licenses from the FDA, the FTC, the DEA or other Governmental Authority relating to the Company, its business operations and product candidates, when submitted to the FDA, the FTC, the DEA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports and statistics and other data, in each case, required to have been submitted to the FDA, the FTC, the DEA or other Governmental Authority, have been so submitted, except any as would not be material.

(g) All preclinical and clinical trials in respect of the activities of the Company and its Subsidiaries being conducted by or on behalf of the Company and its Subsidiaries are being or have been conducted in compliance, in all material respects, with (i) the required experimental protocols, procedures and controls, (ii) all applicable Health Care Laws, including but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and (iii) all applicable Laws of the relevant Governmental Authorities outside the United States. No clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has been terminated or suspended by the FDA, the FTC, the DEA or any other applicable Governmental Authority, and none of the FDA, the FTC, the DEA or any other applicable Governmental Authority has commenced or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries.

(h) No Product manufactured, tested, distributed, held or marketed by the Company or any of its Subsidiaries has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such Product or Product candidate or pre-market approvals or marketing authorizations are pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. The Company has, prior to the date hereof, made available to Parent all material information about adverse drug experiences relating to the Products obtained or otherwise received by the Company and its Subsidiaries from any source, in the United States or outside the United States, including material information relating to the Products derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers. In addition, to the Knowledge of the Company, the Company (and each of its Subsidiaries, as applicable) has filed all annual and periodic reports, amendments and safety reports required for any of its products or product candidates required to be made to the FDA, the FTC, the DEA or any other Governmental Authority.

(i) All batches and doses of any drug product that is or was previously marketed, sold or distributed by the Company or any of its Subsidiaries have been manufactured in conformance with cGMP and the product specifications set forth in any applicable Contract Manufacturing Agreements, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the extent any batches or doses of any drug product that is or was previously marketed, sold or distributed by the Company or any of its Subsidiaries deviated from cGMP and the product specifications, all such batches or doses were destroyed in accordance with applicable industry standards and the terms of any applicable Contract Manufacturing Agreements, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(j) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any current officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Ethics Policy”). The Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of any Company employee, officer or agent by the FDA pursuant to the FDA Ethics Policy. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, employees or agents, has been debarred, suspended or excluded under 21 U.S.C. Section 335a or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment, suspension or exclusion under 21 U.S.C. Section 335a, or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Authority. As of the date hereof, no Legal Proceedings that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Company, or any the Subsidiaries of the Company or, to the Knowledge of the Company, its or their officers, consultants, employees or agents. The Company is not enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third party payment program or a party to any participation agreement for payment by any such governmental health care program and third party payment program.

(k) Section 3.16(k) of the Company Matters Letter sets forth a complete and correct list of all Health Care Regulatory Authorizations from the FDA, the FTC, the DEA or any other Governmental Authority that administers Health Care Laws held by the Company or the Company Subsidiaries, and, to the Knowledge of the Company, there are no other Health Care Regulatory Authorizations required for the Company, the Subsidiaries of the Company or the Products in connection with the conduct of the business of the Company and its Subsidiaries as currently conducted.

(l) This Section 3.16 constitutes the only representation and warranty of the Company with respect to any Laws relating to the regulation of the Products.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the written opinion of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock and such opinion has not been modified in any material respect on or prior to the date of this Agreement or withdrawn or revoked.

Section 3.18 Brokers and Other Advisors. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or reimbursement of expenses in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date hereof copies of all agreements between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC pursuant to which each such firm would be entitled to any payment relating to the Transactions.

Section 3.19 Company Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

Section 3.20 Disclosure Documents. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time of the Company Stockholders Meeting and at the Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.20 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives expressly for use or incorporation by reference therein.

Section 3.21 Insurance. Section 3.21 of the Company Matters Letter sets forth an accurate and complete list of all material insurance policies of the Company and each Subsidiary of the Company that are currently in effect. The Company has made available to Parent prior to the date hereof complete and correct copies of all such insurance policies. Since January 1, 2011, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Subsidiary of the Company (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Subsidiary of the Company, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company or any Subsidiary of the Company, except for notices that have been withdrawn or are no longer pending. As of the date of this Agreement, there is no pending material claim by the Company or any Subsidiary of the Company under any insurance policy held by the Company or any Subsidiary of the Company.

Section 3.22 Affiliate Transactions. Except as set forth in the Company’s proxy statements filed with the SEC on Schedule 14A since January 1, 2011 under the section captioned “Related-Party Transactions”, no (i) present or former executive officer or director of the Company or any Subsidiary of the Company, (ii) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the shares of Company Common Stock or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Subsidiary of the Company or any of their respective properties or assets or has any interest in any property owned by the Company or any Subsidiary of the Company or has engaged in any transaction with any of the foregoing since January 1, 2011, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each of the foregoing, a “Related Party Transaction”).

Section 3.23 Revenue Rights Matters. The Company hereby makes each of the representations and warranties set forth on Annex A hereto, which representations and warranties are incorporated by reference herein.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Agreement, neither the Company nor any other Person makes any representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects in connection with this Agreement or the Transactions, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 4.1 Organization, Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by the Parent Board and the board of directors of Merger Sub) and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement and approve the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired, violate any Law or Judgment applicable to Parent or any of its Subsidiaries or (iii) require any consent or other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as does not currently have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Without limiting the foregoing, in connection with the execution and delivery of this Agreement and the consummation of the Transactions, Parent and Merger Sub have obtained the consent of Actavis plc pursuant to that certain Agreement and Plan of Merger, dated as of February 17, 2014, by and among Actavis plc, Parent and the other parties thereto.

Section 4.3 Governmental Approvals. Except for (a) the filing with the SEC of the Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of NASDAQ, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, (d) any approvals or filings required under, and compliance with other applicable requirements of any Foreign Antitrust Laws, and (e) any notices or filings to be made to or with the FDA or any other Governmental Authority with respect to the change in status, beneficial ownership or identity of the holder of any NDA, IND, or other filing, application, approval, clearance, or authorization filed with, submitted to, or granted by the FDA or any other Governmental Authority with respect to any of the Products, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Brokers and Other Advisors. No agent, broker, investment banker, finder, financial advisor, firm or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or reimbursement of expense, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6 Available Funds. Assuming the satisfaction at Closing of the Revenue Rights Conditions and the full performance by RPI under the Revenue Rights Purchase Agreement, (a) Parent will have available at the Closing sufficient cash, marketable securities and other sources of immediately available funds to deliver the Cash Consideration, and (b) Parent will have available when required pursuant to the terms of the CVR Agreement sufficient cash, marketable securities and other sources of immediately available funds to deliver the CVR Consideration, in each case, in order to make the payments required under Section 2.4, and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.7 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub and their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub and their respective Affiliates holds any rights to acquire any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.8 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Agreement, none of Parent, Merger Sub and any other Person makes any representation or warranty with respect to Parent, Merger Sub, the respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects in connection with this Agreement or the Transactions, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as expressly permitted or required by this Agreement, as required by applicable Law or as set forth in Section 5.1(a) of the Company Matters Letter (provided that no information disclosed in any section or subsection of the Company Matters Letter other than Section 5.1(a) thereof will be deemed disclosed under Section 5.1(a) thereof), during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to, (x) conduct their businesses only in the ordinary course of business and (y) use reasonable best efforts to (A) maintain and preserve intact their respective present lines of business and goodwill associated therewith, (B) maintain in effect all of their material foreign, federal, state and local Company Permits, (C) maintain their respective rights and franchises and preserve satisfactory relationships with Governmental Authorities and employees and material customers, suppliers, distributors, contractors, creditors, licensors, licensees and others having material business relationships with them, (D) keep available the services of their present directors, officers, employees and consultants and (E) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts. Without limiting the generality of the foregoing, except as set forth in Section 5.1(a) of the Company Matters Letter or as expressly permitted or required by this Agreement or as required by applicable Law, the Company shall not directly or indirectly, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell or grant, or authorize the issuance, sale or grant of, any Company Securities or Company Subsidiary Securities, except for (w) the issuance of shares of Company Common Stock in respect of any exercise of Options or the vesting or settlement of other awards under the Company Stock Plan, in each case, that are outstanding on the date hereof and in accordance with their respective terms on the date hereof or Options or other awards issued pursuant to subsection (A)(x) of this Section 5.1(a)(i) under the Company Stock Plan, (x) the issuance of Options or other awards under the Company Stock Plan to any officer or employee hired in accordance with this Section 5.1(a)(ix) in an aggregate amount not to exceed the total amount of Common Stock reserved for issuance under the Company Stock Plan as of the date hereof, (y) shares of Company Common Stock required to be issued pursuant to agreements in existence as of the date of this Agreement and (z) transactions among the Company and its wholly owned Subsidiaries or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(ii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities, except in connection with (A) withholding to satisfy Tax obligations with respect to Options, (B) acquisitions in connection with the forfeiture of equity awards or (C) acquisitions in connection with the net exercise of Options (to the extent required or permitted under the terms of the applicable Company Stock Plan and award agreements);

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, (whether in cash, stock, property or any combination thereof) any shares of its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv) incur, create assume, suffer to exist or otherwise become liable with respect to any Indebtedness in an outstanding principal amount in excess of $25,000,000 in the aggregate to finance the activities set forth in Section 5.1(a)(iv) of the Company Matters Letter (provided that such Indebtedness incurred shall not be subject to any prepayment fees, penalties or premiums), except for (A) Indebtedness among the Company and any of its wholly-owned Subsidiaries or among any of such Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of the Company or any of the Subsidiaries of the Company; provided that no Indebtedness owed to the Company or any of the Subsidiaries of the Company may be replaced, renewed, extended, refinanced or refunded by Indebtedness owed to a third party or (C) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by the Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any Subsidiaries of the Company in respect of any Indebtedness described in clause (i);

(v) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) advances to its employees in the ordinary course of business consistent with past practice or (B) loans among the Company and any of its wholly-owned Subsidiaries or among any of such wholly-owned Subsidiaries;

(vi) sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Encumbrance on (A) any Company Intellectual Property or (B) any of its properties, securities, interests, businesses or assets, except (w) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement, (x) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (y) transfers among the Company and its Subsidiaries or (z) an Encumbrance in respect of any Indebtedness permitted by Section 5.1(a)(iv);

(vii) make any capital expenditures or incur any obligations or liabilities in respect thereof in an amount in excess of $100,000 in the aggregate;

(viii) make any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any material portion of the assets or business or business division of any other Person, except (A) in the ordinary course of business consistent with past practice or (B) transactions between the Company and any of its wholly-owned Subsidiaries or among such wholly-owned Subsidiaries;

(ix) except as required to ensure that a Company Plan is in compliance with applicable Law or to comply with the terms of a Company Plan or other employee benefit plans or arrangements in effect on the date of this Agreement, or except as required by Law, (A) increase in any material respect the compensation, bonuses, fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any of its directors, officers, employees, former employees or consultants of the Company or any of its Subsidiaries, except, in the case of employees that are not officers or members of the Company Board, increases in salaries, wages and benefits of employees made in the ordinary course of business; (B) except as contemplated by Section 2.4 or Section 5.11, adopt, enter into, terminate or amend any Company Plan, or any plan or program that would be a Company Plan if it were in existence on the date hereof; (C) grant any severance or termination benefits to any director, officer, employee, former employee or consultant of the Company or any of its Subsidiaries, except in the ordinary course of business with respect to an employee or independent contractor who is not a member of the Company Board or an executive officer of the Company; (D) grant or pay any change of control, severance, retention or termination compensation or benefits to, or increase in any manner the change of control, severance or termination compensation or benefits of, any director, officer, employee, former employee or consultant of the Company or any of its Subsidiaries; (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan except as provided in this Agreement; (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined; (G) hire any officer or other employee, except to the extent necessary to (x) replace an officer or employee that has departed the Company following the date of this Agreement; provided that such replacement officer or employee is not entitled to receive annual aggregate compensation in excess of 110% of the most recent annual compensation of his or her predecessor or (y) retain any independent contractor to fulfill an essential function and only on commercially reasonable terms permitting termination without penalty upon 90 days’ notice or less; (H) terminate the employment of any director, officer, employee or consultant of the Company or any of its Subsidiaries, except in the ordinary course of business; or (I) induce or attempt to induce any director, officer, employee or consultant of the Company or any of its Subsidiaries, whether directly or indirectly, to terminate his or her employment;

(x) (A) adopt, enter into, terminate or amend any Company Stock Plan, except as required by Law; or (B) grant any awards under any Company Stock Plan, except (x) as required by a Contract in effect as of the date hereof or (y) as permitted by subsection (A)(x) of Section 5.1(a)(i);

(xi) make any change to its methods of accounting, except as required by GAAP, Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xii) except as required by applicable Law, make or change any material Tax election that is inconsistent with the Company’s past practice, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns, enter into any closing agreement with respect to a material Tax, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other material reduction in Tax liability;

(xiii) settle, or offer or propose to settle, (A) any Legal Proceeding (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice) or (B) any stockholder litigation or dispute against the Company or any of its officers or directors;

(xiv) (A) amend or modify in any material respect or terminate any Company Material Contract or waive, release or assign any material rights under a Company Material Contract or (B) except in the ordinary course of business, enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract;

(xv) amend the Company Charter Documents or the Subsidiary Charter Documents;

(xvi) form any Subsidiary;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions;

(xix) conduct any research or development activities, including the conduct of any clinical trial or study, except for research and development activities related to Eluxadoline (A) as may be required by a Governmental Authority, (B) that would not require material expenditures by the Company and would not reasonably be expected to result in material obligations following the Effective Time, or (C) described on Section 5.1(a)(xix) of the Company Matters Letter; or

(xx) agree, resolve or commit to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Effective Time, Parent and its Affiliates shall not take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions.

Section 5.2 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within 15 Business Days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall cooperate with the Company with the preparation of the foregoing. The Company, with Parent’s cooperation, shall use its reasonable best efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement as soon as practicable following the date hereof. The Company will use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as practicable after the SEC confirms that it has no further comments on the Proxy Statement and (ii) ensure that the Proxy Statement, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. No filing of, or amendment or supplement to, or correspondence with the SEC with respect to the Proxy Statement will be made by the Company without providing Parent and its counsel with a reasonable opportunity to review and comment thereon before such filing, amendment, supplement or correspondence is made, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel; provided, however, that the foregoing shall not apply with respect to a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any matters relating thereto. The Company shall (i) notify Parent and its counsel of any comments or other communications that the Company or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and provide Parent and its counsel copies thereof to the extent received in writing and (ii) provide Parent and its counsel a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with the Company or its counsel in any discussions or meetings with the SEC. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or additional filings with, the SEC is required in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions or make such filings. Each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Parent agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Parent or its Affiliates, officers or directors, should be discovered by Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company so that it may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company.

(b) The Company shall, as soon as reasonably possible after the SEC confirms that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement for the purpose of voting on the approval and adoption of this Agreement, in accordance with applicable Law, the Company Charter Documents and the NASDAQ rules, duly give notice of, convene and hold a meeting of its stockholders to consider the adoption of this Agreement and such other matters as may be then legally required (including any adjournment or postponement thereof, the “Company Stockholders Meeting”). Any adjournment, delay or postponement of the Company Stockholders Meeting shall require the prior written consent of Parent; provided, however, that the Company shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting without such consent of Parent (i) for the absence of a quorum or (ii) after consultation with Parent, solely to the extent necessary to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting. Parent may require the Company to adjourn, delay or postpone the Company Stockholders Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is two (2) Business Days prior to the End Date) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. As soon as reasonably practicable following the date hereof, the Company shall, in accordance with applicable Law, the Company Charter Documents and the NASDAQ rules, establish a record date for the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the Transactions) that the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting. Unless a Company Adverse Recommendation Change shall have occurred, the Company shall use its reasonable best efforts to (i) solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement and (ii) obtain the Company Stockholder Approval.

(c) The Company shall, through the Company Board (or a duly authorized committee thereof), but subject to the right of the Company Board to make a Company Adverse Recommendation Change pursuant to Section 5.3, (i) recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”), and (ii) include the Company Board Recommendation in the Proxy Statement.

(d) Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of a Takeover Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 5.2 shall continue in full force and effect.

Section 5.3 No Solicitation; Change in Recommendation.

(a) The Company agrees that it shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries respective other Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person and its Representatives conducted heretofore with respect to any Takeover Proposal and shall promptly request that any such Person (and its Representatives) in possession of confidential information heretofore furnished by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to return or destroy all such information as promptly as reasonably practicable and in accordance with the terms of any confidentiality or similar agreement in place with such Person. At all times from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective other Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to encourage or facilitate (including by way of furnishing information) any inquiries or the submission of any proposal that constitutes any Takeover Proposal or the making or consummation thereof; (ii) enter into, continue or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding, or furnish to any Person any information or data relating to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in connection with, or for the purpose of encouraging or facilitating, any Takeover Proposal; (iii) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL, or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for a Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives an unsolicited written Takeover Proposal made after the date hereof in circumstances not involving a material breach of this Section 5.3, the Company, the Company Board (or a duly authorized committee thereof) and their Representatives may at any time prior to the receipt of the Company Stockholder Approval engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives if the Company Board reasonably determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and with respect to which the Company Board reasonably determines in good faith, after consultation with the Company’s outside legal advisors, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable law; provided that (i) at least forty-eight (48) hours prior to entering into such negotiations or discussions with or furnishing any such information or access to, any such Person, the Company provides written notice to Parent of the identity of such Person and of the Company’s intention to enter into negotiations or discussions with, or furnish information or other access to such Person, and the Company receives from the Person making such Takeover Proposal an Acceptable Confidentiality Agreement, and (ii) the Company concurrently furnishes all such written information and access, and a summary of all such material non-written information, provided to such Person to Parent (to the extent such information or access has not been previously furnished or made available by the Company to Parent or Parent’s Representatives). The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into pursuant to this Section 5.3(b) within forty-eight (48) hours of execution thereof. The Company will promptly (and in any event no later than forty-eight (48) hours after receipt thereof) notify Parent, in writing, of the receipt of such Takeover Proposal, or any inquiry, proposal or offer that expressly provides for or could reasonably be expected to lead to a Takeover Proposal, and shall, in any such notice to Parent, identify the Person making such Takeover Proposal, inquiry, proposal or offer, communicate the material terms and conditions of such Takeover Proposal, inquiry, proposal or offer (including any subsequent material amendment or other modification to such terms and conditions) and provide to Parent copies of any written materials received from or on behalf of such Person relating to such inquiry, proposal or offer. The Company will (i) keep Parent reasonably and promptly apprised of the status and terms of any such Takeover Proposal, inquiry, proposal or offer and regarding the status of any discussions or negotiations with the Person making such Takeover Proposal, inquiry, proposal or offer or any of its Representatives and (ii) provide

Parent with copies of any material additional written materials received that relate to such Takeover Proposal, inquiry, proposal or offer within forty-eight (48) hours after receipt or delivery thereof. The Company shall not terminate, amend, modify, waive or fail to enforce any (i) material provision of an Acceptable Confidentiality Agreement entered into pursuant to this Section 5.3(b) or (ii) provision of any “standstill” or similar obligation of any Person unless, in the case of either clause (i) or clause (ii), the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided that, with respect to any “standstill” or similar obligation, upon such termination, amendment, modification, waiver or failure to enforce, the Company shall, simultaneously and on substantially the same terms, terminate, amend, modify, waive or fail to enforce any corresponding provision of any “standstill” or similar obligation of Parent.

(c) Except as otherwise expressly provided in this Agreement, the Company Board shall not (i)(A) withhold, fail to include in (or remove from) the Proxy Statement, withdraw, qualify or modify, or publicly propose or resolve to withhold, fail to include in (or remove from) the Proxy Statement, withdraw, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, a Takeover Proposal, or (C) at any time after receipt or public announcement of a Takeover Proposal, fail to reaffirm the Company Board Recommendation within five (5) Business Days after receipt of any written request to do so by Parent (but, if the End Date is fewer than five (5) Business Days after the Company’s receipt of such request, by the close of business on the Business Day immediately preceding the End Date) (any action described in this clause (i) being referred to herein as a “Company Adverse Recommendation Change”); or (ii) adopt, approve, recommend, submit to the stockholders of the Company or declare advisable, or publicly propose or resolve to adopt, approve, recommend, submit to the stockholders of the Company or declare advisable), or allow the Company or any of its Subsidiaries to execute or enter into any merger agreement, agreement in principle, letter of intent or other similar Contract providing for a Takeover Proposal (any such Contract, an “Alternative Acquisition Agreement”), other than an Acceptable Confidentiality Agreement referred to in Section 5.3(b) entered into in compliance with Section 5.3(b). Parent shall be entitled to make a written request for reaffirmation of the type contemplated by Section 5.3(c)(i)(C) up to two (2) times in respect of each Takeover Proposal received by the Company and up to two (2) additional times in respect of each material revision or amendment to the terms of such Takeover Proposal. Parent shall not be entitled to make such a written request for reaffirmation if Parent has received from the Company a Change of Recommendation Notice and the applicable Notice Period with respect to such Change of Recommendation Notice has not ended.

(d) Notwithstanding the foregoing provisions of this Section 5.3, if at any time prior to receipt of Company Stockholder Approval the Company receives a Takeover Proposal or an Intervening Event occurs, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii)), if, (i) the Company is not in material breach of this Section 5.3; (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; (iii) if such Company Adverse Recommendation Change or termination of this Agreement pursuant to Section 7.1(d)(ii) is to be taken in circumstances involving or relating to a Takeover Proposal, the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that such Takeover Proposal is a Superior Proposal; (iv) (A) the Company provides Parent prior written notice of its intent to make such Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days (the “Notice Period”) prior to taking such action (a “Change of Recommendation Notice”), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, including (I) in the case of any action intended to be taken in circumstances involving or relating to a Takeover Proposal, the material terms of such Takeover Proposal, including the most current version of the proposed agreement under which the Takeover Proposal is proposed to be consummated and the identity of the Person making the Takeover Proposal, or (II) in the case of any action intended to be taken in circumstances involving or relating to an Intervening Event, a reasonably detailed description of the Intervening Event giving rise to such action (it being understood that such Change of Recommendation Notice shall not in itself be deemed a Company Adverse Recommendation Change and that any material revision or amendment to the terms of any Takeover Proposal shall require a new notice and, in such case, the Notice Period shall be deemed to be two (2) Business Days); (B) during the period described in clause (A), the Company shall have made its Representatives reasonably available to discuss with Parent’s Representatives proposed modifications to the terms and conditions of this Agreement, and the Company shall have, if required by Parent, negotiated in good faith with Parent with respect to such proposed modifications; and (C) Parent has not, within the Notice Period, made a bona fide offer capable of being accepted by the Company to modify the terms or conditions of this Agreement or any other proposal such that (I) in the case of any action intended to be taken in circumstances involving or relating to a Takeover Proposal, the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub and after consultation with its outside legal and financial advisors, continues to believe in good faith that such Takeover Proposal constitutes a Superior Proposal and determines in good faith that the failure to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable law or (II) in the case of any action intended to be taken in circumstances involving or relating to an Intervening Event, the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub and after consultation with its outside legal and financial advisors, determines in good faith that the failure to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable law.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company with respect to a Takeover Proposal or an Intervening Event if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (iii) informing any Person of the existence of the provisions contained in this Section 5.3 or (iv) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure or communication would otherwise have under this Agreement. Any disclosure made pursuant to this Section 5.3(e) (other than that described in clause (iii) or (iv) hereof) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board, if Parent so requests in writing, reaffirms the Company Board Recommendation in such disclosure.

(f) As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal or offer (whether or not in writing) from any Person (other than Parent, Merger Sub and any of their Affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, reorganization, recapitalization, liquidation, business combination, dissolution, joint venture, license or similar transaction, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries) that account for 15% or more of the Company’s and its Subsidiaries’ consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived, (ii) 15% or more of the outstanding shares of Company Common Stock or any other class of capital stock of, or other equity or voting interests in, the Company or any if its Subsidiaries which, in the aggregate, directly or indirectly hold the assets referred to in clause (i) above or (iii) any combination of the foregoing.

(g) As used in this Agreement, “Superior Proposal” shall mean any bona fide unsolicited written Takeover Proposal made by any Person after the date hereof and not as a result of the Company’s material breach of this Section 5.3 on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (after taking into account the terms of any bona fide offer by Parent capable of being accepted by the Company to modify the terms of the Transactions) and is reasonably likely to be consummated on the terms proposed, taking into account, to the extent applicable and considered relevant by the Company Board, all legal, financial, regulatory and other aspects of such Takeover Proposal, including any conditions to consummation, the anticipated timing of closing, the risk of non-consummation, the identity of the Person making the Takeover Proposal and such Person’s ability to finance the transaction, any required approvals, authorizations or other third party consents and any applicable break-up fees or expense reimbursement provisions; provided that for purposes of the definition of Superior Proposal, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with the other parties in doing, all things necessary, proper and advisable under applicable Law to cause the Transactions to be consummated as soon as practicable, including to (i) prepare and make as promptly as practicable and advisable any required submissions and filings with any Governmental Authority (including under applicable Antitrust Laws) with respect to the Transactions, (ii) as promptly as practicable and advisable, furnish information required in connection with such submissions and filings, (iii) keep the other parties reasonably informed with respect to the status of any such submissions and filings, and (iv) promptly obtain and maintain all non-actions, actions, clearances, consents, approvals, waivers, registrations, permits, authorizations, licenses, franchises, permits, exemptions, certificates or other confirmations (collectively, “Authorizations”), in each case, including under applicable Antitrust Laws, from, and promptly deliver all required notices to, any Governmental Authority necessary, proper or advisable under applicable Law to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, any Foreign Antitrust Laws, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Notwithstanding anything to the contrary, (i) solely for purposes of this Section 5.4, the term Governmental Authority shall not include the SEC, and (ii) the terms and conditions of this Section 5.4 shall not apply to any actions in respect of the SEC (including, without limitation, any actions in connection with filings or submissions with the SEC), which are addressed in Section 5.2.

(b) In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within ten (10) Business Days after the date hereof (unless otherwise agreed by the parties), (B) supply as soon as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Laws and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and advisable and (ii) each party hereto agrees to (A) make the appropriate filings under any other applicable Antitrust Laws as soon as practicable and advisable so that all clearances, no actions or other requirements necessary to consummate the Transactions are received no later than three (3) Business Days before the End Date, (B) supply as soon as practical and advisable any additional information and documentary material that may be required or requested by any Governmental Authority under such Antitrust Laws and (C) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.4 as necessary to obtain any necessary Authorizations from each such Governmental Authority as soon as practicable.

(c) The Company, Parent and Merger Sub shall: (i) promptly notify the other parties hereto of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication received from, or given to, any Governmental Authority relating to any submissions, filings or Authorizations under applicable Antitrust Laws with respect to the Transactions, (ii) subject to applicable Law, permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication by it to any

Governmental Authority relating to any submissions, filings or Authorizations under applicable Antitrust Laws with respect to the Transactions, (iii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry under applicable Antitrust Laws concerning the Transactions, and (iv) furnish the other parties with non-confidential copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its staff, on the other hand, relating to any submissions, filings or Authorizations under applicable Antitrust Laws with respect to the Transactions. However, each of Parent and the Company may designate any non-public information provided to any Governmental Authority under applicable Antitrust Laws as restricted to “Outside Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d) In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain any Authorization that may be required by any Governmental Authority with respect to the Transactions under the HSR Act and any other Antitrust Laws applicable to the Transactions, Parent and Merger Sub shall use their respective reasonable best efforts to commit to and effect, by consent decree, hold separate orders, trust or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of the Company or any of its Subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or any of its Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Company or any of its Subsidiaries (each a “Remedial Action”); provided, however, that any Remedial Action may, at the discretion of the Company, be conditioned upon consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Parent and Merger Sub shall not be required to take any Remedial Action that would be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Merger Sub be obligated to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree to or proffer any Remedial Action with respect to the assets, businesses, relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its Affiliates.

(e) In furtherance and not in limitation of the foregoing, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Parent shall use reasonable best efforts to take any and all action, including a Remedial Action (subject to the last sentence of Section 5.4(d)), to avoid or resolve any such litigation, action or proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date.

(f) To the extent requested by Parent, the Company shall use commercially reasonable efforts to seek the waiver or consent of any Person required in connection with the consummation of the Transactions under any Contract to which the Company or any of its Subsidiaries is party with such Person; provided that the Company shall not, without the prior written consent of Parent, agree to or proffer any consent fee, concession or modification to, or waiver of, the terms and conditions of any Contract in order to obtain any such waiver or consent.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto (so long as any such release or public statement is made in compliance with Section 5.3) or (b) in connection with any dispute between the parties regarding this Agreement or the Transactions; provided, further, that the foregoing shall not limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause its Subsidiaries, and shall direct and use its reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to, (i) afford to Parent, Merger Sub and their respective Representatives (and, to the extent relating to the Revenue Rights, RPI, its Affiliates and their respective Representatives) reasonable access during normal business hours and upon reasonable advance notice to the Company’s books, Contracts, records officers, employees, agents, properties, facilities and other assets, (ii) furnish promptly to Parent, Merger Sub and their respective Representatives (and, to the extent relating to the Revenue Rights, RPI, its Affiliates and their respective Representatives) such financial and operating data and such other information concerning its business and properties as such Persons may reasonably request, and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent (and to the extent related to the Revenue Rights, RPI) in its investigation of the Company and its Subsidiaries; provided that Parent, Merger Sub, RPI and its Affiliates and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party (provided that the Company shall use its commercially reasonable efforts to obtain the consent of any such third-party to the disclosure of such information), jeopardize the protection of the attorney-client privilege (provided that the Company will nonetheless use its reasonable best efforts to provide Parent, Merger Sub or RPI, as applicable, and their respective Representatives with such reasonably requested information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses to the extent such provision would not otherwise jeopardize the protection of such attorney-client privilege), or expose such party to risk of liability for disclosure of sensitive or personal information. Until the Effective Time, the information provided will be subject to the terms of the confidentiality letter agreement, dated as of October 14, 2013, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b) Parent acknowledges and agrees that it (i) had an opportunity to discuss the business of the Company with the management of the Company, (ii) has had access to the books and records, facilities, Contracts and other assets of the Company which it and its Representatives have requested to review, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (iv) has conducted its own independent investigation of the Company, its businesses and the Transactions (which investigation shall not, for the avoidance of doubt, limit the effect of the Company’s representations and warranties set forth in this Agreement or Parent’s ability to rely on such representations and warranties).

(c) Prior to the submission of any applications, filings or other materials with the FDA (including any New Drug Application), the FTC, the DEA or any other similar Governmental Authority, in each case, relating to any Product or any other product the Company or its Subsidiaries may develop after the date hereof, the Company shall (i) provide drafts of such applications, filings or other materials to Parent reasonably sufficiently in advance of submission and (ii) consider in good faith any comments, concerns and recommendations made, or changes requested, by Parent reasonably promptly in relation thereto prior to such submission.

Section 5.7 Takeover Laws. The Company and the Company Board shall each (a) use its reasonable best efforts to take all actions necessary to ensure that no state “control share acquisition,” “fair price,” “moratorium” or other anti-takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any such anti-takeover statute or similar statute or regulation becomes applicable to the Transactions, use its reasonable best efforts to take all actions necessary to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to take all such other actions are reasonably necessary to eliminate or minimize the effect of such statute or regulation on the Transactions.

Section 5.8 Indemnification and Insurance.

(a) For a period of six (6) years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each individual who, at or any time prior to the Effective Time, is or was a director or officer of, or who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of, the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law, (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in the Company Charter Documents and the Subsidiary Charter Documents as currently in effect on the date hereof which shall survive the Transactions and continue in full force and effect to the extent permitted by applicable Law and (iii) without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the certificate of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay and advance to an Indemnitee any reasonable expenses (including fees and expenses of legal counsel) incurred by any Indemnitee in connection with any Claim for which such Indemnitee is eligible to be indemnified pursuant to Section 5.8(a) or the enforcement of an Indemnitee’s rights under this Section 5.8 as and when incurred to the fullest extent permitted under applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnitee is not entitled to indemnification (but only to the extent required by applicable Law, the Company Charter Documents, applicable Subsidiary Charter Documents or applicable indemnification agreements).

(c) Notwithstanding anything to the contrary contained in this Section 5.8, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Claim for which indemnification may be sought under this Agreement, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnitees covered by the Claim and entitled to indemnification hereunder from all liability arising out of such Claim. Nothing in this Section 5.8(c) shall relieve Parent or the Surviving Corporation of its obligations set forth in Section 5.8.

(d) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies (accurate and complete copies of which have been previously made available to Parent) of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries only with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, Parent may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters arising on or before the Effective Time, provided, further, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto (which amount is set forth in Section 5.8(d) of the Company Matters Letter), but in such case shall purchase for such six-year period as much coverage as reasonably practicable for such amount. In lieu of the foregoing insurance coverage, at or prior to the Effective Time, the Company shall have the option to cause coverage to be extended through the purchase of “tail” insurance coverage at an aggregate cost no greater than 600% of the last annual premium paid by the Company prior to the date hereof in respect of such coverage. If such “tail” coverage have been obtained at or prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause such coverage to remain in full force and effect for its full term, and continue to honor the obligations thereunder.

(e) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8).

(f) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9 Transaction Litigation. The Company shall give Parent (a) the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company or any of its directors or officers relating to this Agreement or the Transactions (and, in any event, no such settlement of any stockholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed) and (b) the right to review and comment on all material filings or responses to be made by the Company in connection with any such stockholder litigation (and the Company will give reasonable consideration to such comments). Each of Parent and the Company shall notify the other promptly (and in any event within 48 hours) of the commencement of any such stockholder litigation of which it has received notice, and shall keep the other reasonably informed regarding any such stockholder litigation.

Section 5.10 Section 16. Prior to the Effective Time, the Company shall take all steps as may be reasonably necessary or advisable to cause the Transactions, including any dispositions of equity securities of the Company (including derivative securities with respect to such equity securities of the Company) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company’s equity securities, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) Until December 31, 2014, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) as of the Effective Time that continues employment with the Surviving Corporation and its Subsidiaries following the Effective Time (“Company Employees”), for so long as such person continues employment compensation and benefits (including annual base salary and base wages, cash incentive compensation opportunities), and employee benefits (including severance benefits) that are comparable in the aggregate to the base salary, base wages, cash incentive compensation opportunities and employee benefits provided to each such Company Employee immediately prior to the Effective Time.

(b) For purposes of vesting and eligibility to participate (but not for purposes of benefit accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and the Transactions shall be deemed to constitute a “change in control,” “change of control” or “corporate transaction” (or other similar term) under such Company Plans, arrangements or agreements.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) Parent shall cause the Surviving Corporation to pay to each Company Employee employed by Parent or its Affiliates on December 31, 2014 such Company Employee’s annual incentive bonus in cash in an amount no less than at the applicable target level for such employee under the Company’s current annual incentive plan or other annual bonus plan, as applicable (the “Target Bonus”), and (ii) Parent shall cause the Surviving Corporation to pay to each Company Employee terminated without Cause or with Good Reason (each such term as defined in Section 5.11(d) of the Company Matters Letter) on or after the Effective Time a pro-rata portion of any Target Bonus in respect of 2014 that such Company Employee would have been entitled to receive under the Company’s annual incentive plan or other annual bonus plan, as applicable.

(e) Unless otherwise directed in writing by Parent at least five (5) Business Days prior to the Effective Time, the Company Board will authorize the full vesting of all benefits under and termination of any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plans”), effective no later than the day immediately preceding the Effective Time. The Company shall provide Parent evidence that such resolutions to terminate the 401(k) Plans of the Company have been adopted by the Company Board. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall use its reasonable best efforts to take such other actions in furtherance of terminating any such 401(k) Plans as Parent may request. Immediately prior to such termination, the Company will make, or cause to be made, all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer contributions, if any, for the period prior to termination determined as though the Effective Time were the last day of the relevant plan year. Parent shall use reasonable best efforts to cause the 401(k) Plans of Parent or its affiliates to accept any distribution from the Company’s 401(k) Plans as a rollover contribution, if so directed by a Company Employee.

(f) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, (ii) obligate Parent or the Surviving Corporation to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee or (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement in accordance with the terms of such plan or arrangement.

Section 5.12 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.13 No Control of Other Party’s Business. Notwithstanding anything herein to the contrary, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Notification of Certain Matters. Each of the Company, Parent and Merger Sub shall give prompt notice to the other parties hereto upon becoming aware of (i) any Legal Proceedings commenced or, to such party’s Knowledge, threatened by or against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case, that relate to this Agreement or the consummation of the Transactions; (ii) the occurrence or existence of any Company Material Adverse Effect or the occurrence or existence of any event which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) the occurrence or existence of any Parent Material Adverse Effect or the occurrence or existence of any event which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iv) any event, condition, fact or circumstance that could reasonably be expected to result in any condition set forth in Article VI not being satisfied prior to the End Date; provided that the delivery of notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the Company or Parent.

Section 5.15 Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable and facilitate the delisting of the Company Common Stock from NASDAQ by the Surviving Corporation as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from NASDAQ prior to the Effective Time.

Section 5.16 Opinion of Financial Advisor. As soon as practicable (and, in any event, within two (2) Business Days) after the date hereof, the Company shall provide to Parent solely for informational purposes an accurate and complete copy of the executed written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated described in Section 3.17.

Section 5.17 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto, at the reasonable request of another party hereto and at the expense of the party so requesting, shall execute and deliver such documents and take such actions as may be necessary or desirable for the purpose of facilitating the consummation of the Transactions.

Section 5.18 Revenue Rights Matters. The Company shall, and shall cause its Subsidiaries to, perform the covenants set forth on Annex B hereto, which covenants are incorporated by reference herein. In addition, Parent shall have received, at least three (3) and not more than five (5) Business Days prior to the Closing Date, a certificate signed on behalf of the Company by an executive officer of the Company that the Revenue Rights Conditions are satisfied as of the date of delivery of such certificate.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with the DGCL.

(b) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any required approval of the Merger by any Governmental Authority shall have been obtained or any applicable waiting period shall have expired pursuant to any other Antitrust Laws.

(c) No Injunctions or Restraints. No Law, injunction, judgment, order, writ, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.18 shall be true and correct in all respects (other than de minimis exceptions) as of the date of this Agreement and as of the Effective Time with the same force and effect as though made on and as of the Effective Time, (ii) the representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.3(c), Section 3.13 and Section 3.17 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iii) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iii) only, where the failure to be true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) Revenue Rights Conditions. The Revenue Rights Conditions shall be satisfied as of the Closing Date and Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have, and would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement (including Parent entering into the CVR Agreement with the Rights Agent) at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions or due to the failure of such party to perform any of its other obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before October 27, 2014 (the “End Date”); provided, that if on the End Date the condition set forth in Section 6.1(b) and/or the condition set forth in Section 6.1(c) (if the applicable Restraint is an order or injunction of a court of competent jurisdiction under Antitrust Law) has not been satisfied but all other conditions to the Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied), Parent or the Company may, by written notice to the other party delivered prior to October 27, 2014, extend the End Date until December 19, 2014 (or, if later, two Business Days after the “Outside Date” as defined in that certain Agreement and Plan of Merger, dated as of February 17, 2014, by and among Actavis plc, Parent and the other parties thereto, as may be amended from time to time) which extended date shall thereafter be considered the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination;

(ii) if (A) the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change, (B) the Company fails to include the Company Board Recommendation in the Proxy Statement, (C) the Company Board (or a duly authorized committee thereof) shall have adopted, approved, recommended, submitted to the Company’s stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders or declare advisable, execute or enter into) any Alternative Acquisition Agreement (which, for the avoidance of doubt, would not include an Acceptable Confidentiality Agreement), or (D) a tender offer or exchange offer which constitutes a Takeover Proposal shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to the Company’s stockholders pursuant to Rule 14e-2 under the Exchange Act, within five (5) Business Days (or, if the End Date is fewer than five (5) Business Days after such offer is first published, sent or given, by the close of business on the Business Day immediately preceding the End Date) after such tender offer or exchange offer is first published, sent or given, and Parent has so requested in writing, a statement reaffirming the Company Board Recommendation and recommending that the Company’s stockholders reject such tender or exchange offer; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination;

(ii) in order to enter into a transaction that is a Superior Proposal, in accordance with Section 5.3, if (A) such Superior Proposal shall not have resulted from any material breach of Section 5.3 and (B) the Company Board, after satisfying all of the requirements set forth in Section 5.3, concurrently with such termination enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal; provided that the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall not be available to the Company unless the Company has paid, or has caused to be paid, the Termination Fee to Parent in accordance with Section 7.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than, Section 7.2 and Section 7.3 and Article VIII and Section 5.6(a), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of any willful or material breach of this Agreement. The Confidentiality Agreement shall survive in accordance with its terms termination of this Agreement.

Section 7.3 Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) the Company shall pay or cause to be paid as directed by Parent the Termination Fee immediately prior to and as a condition to such termination of this Agreement;

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) (or by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid as directed by Parent the Termination Fee within two (2) Business Days of such termination.

(c) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), or by Parent pursuant to Section 7.1(c)(i) and (ii) a bona fide Takeover Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Company’s stockholders after the date hereof and not publicly withdrawn (x) in the case of termination pursuant to Section 7.1(b)(i) or Section 7.1(c)(i), prior to the date of such termination, or (y) in the case of termination pursuant to Section 7.1(b)(iii), prior to the date of the Company Stockholders Meeting, then, (A) within two (2) Business Days of such termination, the Company shall reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, consultants and the costs of all filing fees and printing costs) incurred by Parent or its Affiliates in connection with this Agreement or the Transactions; provided that the Company’s maximum aggregate reimbursement obligation pursuant to this clause (A) shall be $3,000,000 and (B) if, within twelve (12) months of the date this Agreement is terminated, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, recommends to its stockholders or consummates a Takeover Proposal (provided that for purposes of clause (iii) of this Section 7.3(c), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay or cause to be paid as directed by Parent, concurrently with the occurrence of the applicable event described in this clause (B) of this Section 7.3(c), the Termination Fee.

(d) For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $41,000,000.

(e) Notwithstanding the foregoing, in no event shall the Company be required to pay the fees referred to in this Section 7.3 on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Termination Fee shall, except in the case of fraud, be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement.

(f) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without those agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to make payment of any amount payable under this Section 7.3 within the applicable time period specified in this Section 7.3 and Parent commences a legal action to collect such amount that results in a judgment against the Company, the Company shall reimburse Parent for its reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such legal action and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the amount was payable pursuant to this Section 7.3, with such interest to accrue beginning on the date such amount first was payable pursuant to this Section 7.3 to the date of payment.

(g) Any amount that becomes payable pursuant to this Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2 Fees and Expenses. Except as provided in Section 7.3, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained.

Section 8.4 Waiver. At any time prior to the Effective Time, any party (other than Parent with respect to Merger Sub, or Merger Sub with respect to Parent) may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if expressly set forth in an instrument in writing signed on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given unless otherwise expressly stated herein.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.5 shall be null and void. No assignment by any party shall relieve such party of any of its obligations hereunder. The reorganization, consolidation or change of control of Parent and/or Merger Sub shall be deemed an assignment hereunder unless the ultimate parent entity controlling Parent and/or Merger Sub following such reorganization, consolidation or change of control assumes the obligations of Parent and/or Merger Sub hereunder. In addition, Parent hereby agrees that, prior to entering into any transaction or series of related transactions involving all or substantially all of Parent’s assets (whether structured as an asset sale, restructuring, liquidation or other similar transfer of assets of Parent), Parent will arrange for either the assignment of Parent’s obligations pursuant to this Agreement to the assignee, transferee or other recipient of Parent’s assets in connection therewith or such alternative means reasonably satisfactory to the Company of providing for the satisfaction of Parent’s obligations under this Agreement.

Section 8.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Matters Letter, and the annexes and exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders and holders of Options and Restricted Stock to receive the Merger Consideration and payments pursuant to Article II following the Effective Time and (ii) the provisions of Section 5.8, is not intended to and shall not confer upon any Person other than the parties hereto (and their respective heirs, successors and permitted assigns) any rights, remedies, benefits, obligations, liabilities or claims hereunder. The representations and warranties of the Company set forth on Annex A shall be deemed to be set forth in this Agreement and the covenants of the Company set forth on Annex B shall be deemed to be contained in this Agreement.

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.9 Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022
Attention:	A. Robert D. Bailey, General Counsel
Facsimile:	(212) 224-6740

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:	Andrew W. Ment
Facsimile:	(646) 441-9012

If to the Company, to:

Furiex Pharmaceuticals, Inc.
3900 Paramount Parkway, Suite 150
Morrisville, NC 27560
Attention:	Sailash Patel, Chief Financial Officer
Facsimile:	(919) 456-7850

with a copy (which shall not constitute notice) to each of:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Stephen Fraidin
Richard Brand
Facsimile:	(212) 446-6460

and

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention:	Donald R. Reynolds
Amy E. Risseeuw
Facsimile:	(919) 781-4865

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“401(k) Plans” shall have the meaning set forth in Section 5.11(e).

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement (which need not prohibit the making of a Takeover Proposal) with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto; provided, further that an Acceptable Confidentiality Agreement need not include a standstill or other similar obligation so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to remove any standstill or similar obligation in the Confidentiality Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.3(c).

“Antitrust Laws” shall have the meaning set forth in Section 5.4(a).

“Authorizations” shall have the meaning set forth in Section 5.4(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.5(d).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(c).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Cash Consideration” shall have the meaning set forth in Section 2.1(c).

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change of Recommendation Notice” shall have the meaning set forth in Section 5.3(d).

“Claim” shall have the meaning set forth in Section 5.8(a).

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.2(g).

“Company” shall have the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Company Board” shall have the meaning set forth in the recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(c).

“Company Charter Documents” shall have the meaning set forth in Section 3.1(c).

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Employees” shall have the meaning set forth in Section 5.11(a).

“Company Intellectual Property” shall mean Intellectual Property owned by or licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any condition, change, event, occurrence or effect that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects, is or would reasonably be expected to (a) be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company and its Subsidiaries taken as a whole; other than any condition, change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operates; (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy (it being understood that this clause (ii) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with applicable Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement, pendency of or performance of the Transactions, including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators (it being understood that this clause (v) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement); (vi) any action taken by the Company that is expressly required by the terms of this Agreement, including changes resulting from any Remedial Action, if required (it being understood that this clause (vi) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement); (vii) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline in market price or such change in trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (viii) any failure, in and of itself, by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period ending, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries, on or after the date hereof (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); and (ix) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions; (x) any recommendation by the FDA, or decision by the DEA, with respect to the designation of

Eluxadoline as a controlled substance under any schedule of the U.S. Controlled Substances Act, as amended; to the extent, in each of clauses (i) through (iv), that such condition, change, event, occurrence or effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the business and industries in which the Company and its Subsidiaries operate; or (b) to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions.

“Company Material Contract” shall have the meaning set forth in Section 3.15(a).

“Company Matters Letter” shall have the meaning set forth in the Article III Preamble.

“Company Pension Plan” shall have the meaning set forth in Section 3.10.

“Company Permits” shall have the meaning set forth in Section 3.8(b).

“Company Plans” shall mean (a) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability and (b) each other employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability.

“Company SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Company Securities” shall have the meaning set forth in Section 3.2(b).

“Company Stock Plans” shall mean, collectively, the Company 2010 Stock Plan, as amended, or any other plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service provides of the Company or any of its Subsidiaries.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.19.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.2(b).

“Company Subsidiary Securities” shall have the meaning set forth in Section 3.2(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(a).

“Contract” shall mean, with respect to any Person, any legally binding loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, commitment, sale or purchase order, license, contract or other agreement, instrument or obligation, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Contract Manufacturing Agreement” shall mean any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses or any intermediate form of any drug product to which the Company or any Subsidiary of the Company is a party.

“CVR” shall have the meaning set forth in Section 2.1(c).

“CVR Agreement” shall mean the Contingent Value Rights Agreement by and among Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), substantially in the form attached hereto as Exhibit A (subject to any reasonable revisions requested by the Rights Agent).

“CVR Consideration” shall have the meaning set forth in Section 2.1(c).

“DEA” shall have the meaning set forth in Section 3.16(b).

“DGCL” shall have the meaning set forth in the recitals.

“Dissenting Shares” shall have the meaning set forth in Section 2.3.

“Dissenting Stockholder” shall have the meaning set forth in Section 2.3.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Eluxadoline” shall mean means the compound having the chemical name 5-({(4-carbamoyl-2,6-dimethyl-L-phenylalanyl)[(1S)-1-(4-phenyl-1H-imidazol-2-yl)ethyl]amino}methyl)-2-methoxybenzoic acid, commonly referred to as “eluxadoline”.

“Encumbrances” shall mean, with respect to any property or asset, any pledge, lien, mortgage, charge, deed of trust, lease, sublease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, encumbrance or security interest of any kind or nature whatsoever.

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” shall mean all Laws relating to mine or occupational safety or health, pollution or protection of the environment, including without limitation, (a) laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials and (c) pollution or protection of the environment or human health, as the foregoing are enacted and in effect on or prior to Closing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Agent” shall have the meaning set forth in Section 2.2(a).

“Exchange Fund” shall have the meaning set forth in Section 2.2(a).

“FDA” shall have the meaning set forth in Section 3.4.

“FDA Act” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

“FDA Ethics Policy” shall have the meaning set forth in Section 3.16(j).

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Filed Company SEC Documents” shall have the meaning set forth in the Article III Preamble.

“Foreign Antitrust Laws” shall have the meaning set forth in Section 3.4.

“FTC” shall have the meaning set forth in Section 3.16(b).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality (including any governmental division, department, agency, commission, organization, court or other tribunal).

“Hazardous Materials” means any (a) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; and (b) any material, pollutant, substance or waste that is regulated under any Environmental Law because of its hazardous or dangerous properties or characteristics or because it can cause harm to living organisms, human welfare or the environment.

“Health Care Laws” shall mean (a) all Laws enforced by the FDA, the FTC, the DEA, other Governmental Authorities and comparable state regulatory authorities and Governmental Authorities outside the United States, concerned with the quality, identity, strength, purity, safety, efficacy, marketing, developing or manufacturing of the Products, (b) the FDA Act and the regulations promulgated thereunder, (c) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (d) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (e) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), the regulations promulgated thereunder and comparable state laws, (f) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder and (g) the Clinical Laboratories Improvement Amendments (42 U.S.C. §263a et seq.).

“Health Care Regulatory Authorizations” shall mean any approval, clearances, authorizations, registrations, certifications and licenses granted by any Governmental Authority which administers Health Care Laws, including the FDA, the FTC, the DEA and other equivalent agencies.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean any (a) indebtedness for borrowed money, (b) indebtedness evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, (c) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (d) amounts owing as deferred purchase price for the purchase of any property, (d) capital lease obligations and (e) guarantee of any such indebtedness, obligations or debt securities of a type described in clauses (a) through (d) above of any other Person.

“Indemnitees” shall have the meaning set forth in Section 5.8(a).

“Intellectual Property” shall mean (a) patents and patent applications (including divisions, extensions, continuations, continuations-in-part, PCTs, provisionals, non-provisionals, reexaminations and reissues) including counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”), and inventions, inventions disclosures, discoveries and improvements, whether or not patentable, (b) copyrights and copyrightable works, moral rights, rights of privacy and publicity, software and databases, (c) trademarks, service marks, domain names, business names, trade dress, and any other names, marks or indicators of origin together with all goodwill associated with any of the foregoing, (d) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under corresponding foreign statutory law or common law), confidential, proprietary and non-public information, marketing and technical information, product specifications, compositions, formulae, proprietary processes, know-how, methods and techniques (collectively, “Trade Secrets”), and (e) any other intellectual property or proprietary rights, in any jurisdiction, including, for each of the foregoing (a) through (e), all rights thereto and any applications or registrations therefor.

“Intervening Event” shall mean a material fact, event, change in circumstance, development or combination thereof occurring or arising after the date hereof affecting the business, assets or operations of the Company that was not known by, or the consequence of which was not reasonably foreseeable to, the Company Board on or prior to the date hereof, other than a Takeover Proposal, or an inquiry, proposal or offer that could reasonably be expected to lead to a Takeover Proposal.

“IP Agreements” shall have the meaning set forth in Section 3.12(f).

“IRS” shall mean the U.S. Internal Revenue Service.

“Judgment” shall mean any judgment, ruling, order, writ, injunction or decree of any Governmental Authority or arbitrator.

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Company Matters Letter after reasonable inquiry of their respective direct reports and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the date of this Agreement, of the individuals listed on Schedule 8.13 after reasonable inquiry.

“Laws” shall have the meaning set forth in Section 3.8(a).

“Legal Proceeding” shall have the meaning set forth in Section 3.7.

“Material Licensed IP” shall mean all Company Intellectual Property that is licensed to the Company or any of its Subsidiaries, excluding (i) Off-the-Shelf Software and software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that do not exceed $20,000, and (ii) other software that is not material to the conduct of the business of the Company or any of its Subsidiaries and can be readily replaced for $100,000 or less with software that provides substantially the same features, functionalities and overall performance.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“NASDAQ” shall mean the NASDAQ Stock Market LLC.

“New Plans” shall have the meaning set forth in Section 5.11(b).

“Notice Period” shall have the meaning set forth in Section 5.3(d).

“Off-the-Shelf Software” shall mean software that is generally commercially available for no more than a nominal fee and is mass marketed and licensed pursuant to a standard form click-wrap or shrink-wrap agreement that is not subject to any negotiation and does not include any handwritten signatures of the parties to such agreement.

“Old Plans” shall have the meaning set forth in Section 5.11(b).

“Option” shall have the meaning set forth in Section 2.4(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Material Adverse Effect” shall mean any condition, change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of the Transactions.

“Patent Authority” shall mean any court or governmental patent authority of competent jurisdiction, including the United States Patent and Trademark Office or any foreign, international or supranational authority of comparable jurisdiction.

“Permitted Encumbrances” shall mean (a) any Encumbrance that arises out of Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the ordinary course of business consistent with past practice and that do not interfere in any material respect with the use of properties or assets encumbered thereby, (c) Encumbrances arising under or in connection with zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, and (d) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Person” shall mean an individual, estate, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Products” shall mean the products that the Company or its Subsidiaries are developing or have licensed for sale.

“Proxy Statement” shall have the meaning set forth in Section 3.4.

“Related Party Transaction” shall have the meaning set forth in Section 3.22.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, disposal, deposit, dispersal, leaching, migration or other movement or presence in, into or through the environment (including without limitation, ambient, air, surface water, groundwater and surface or subsurface strata) in, at or from any property.

“Remedial Action” shall have the meaning set forth in Section 5.4(d).

“Representatives” shall mean, with respect to any Person, the advisors, attorneys, accountants, consultants, agents or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Restraints” shall have the meaning set forth in Section 6.1(c).

“Restricted Stock” shall have the meaning set forth in Section 2.4(b).

“Revenue Rights” shall have the meaning set forth in the recitals.

“Revenue Rights Conditions” shall mean that as of the Closing Date, no event shall have occurred (other than an event arising, directly or indirectly, from any action taken by Parent, Actavis plc, RPI or any of their respective Affiliates) that would reasonably be expected to result in (a) the unenforceability of TSD’s and TPC’s obligations to make milestone payments or pay royalties pursuant to Article 5 of the Takeda License Agreement; or (b) any of the patents included within the Collaboration Patent Estate being determined and held by a Patent Authority to be invalid, which invalidity would reasonably be expected to have a material adverse effect on the milestone payments or royalties payable by TSD and TPC pursuant to Article 5 of the Takeda License Agreement.

“Revenue Rights Purchase Agreement” shall have the meaning set forth in the recitals.

“Rights Agent” shall have the meaning set forth in the definition of “CVR Agreement”.

“RPI” shall have the meaning set forth in the recitals.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Subsidiary” when used with respect to any party, shall mean any Person of which such party (or one or more Subsidiaries of such party) owns, directly or indirectly, securities or other ownership interests representing (a) more than 50% of the equity or (b) sufficient voting power to elect a majority of the board of directors or other Persons performing similar functions.

“Subsidiary Charter Documents” shall have the meaning set forth in Section 3.1(c).

“Superior Proposal” shall have the meaning set forth in Section 5.3(g).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Proposal” shall have the meaning set forth in Section 5.3(f).

“Target Bonus” shall have the meaning set forth in Section 5.11(d).

“Tax Returns” shall have the meaning set forth in Section 3.9(b).

“Taxes” shall have the meaning set forth in Section 3.9(b).

“Termination Fee” shall have the meaning set forth in Section 7.3(d).

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Voting Agreement” shall have the meaning set forth in the recitals.

Section 8.14 Certain Other Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms as set forth on Annex C hereto.

Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. Unless the context otherwise specifies, all references to a document or instrument having been “made available” to Parent shall be deemed to mean that such document or instrument has been made available to Parent, Parent’s legal advisors or to any other Representative of Parent, by posting such document in the “Project Emerald” virtual data room maintained by the Company through Onehub. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FOREST LABORATORIES, INC.

By:	/S/ A. ROBERT D. BAILEY
	Name:	A. Robert D. Bailey
	Title:	Senior Vice President, Chief Legal Officer and General Counsel

ROYAL EMPRESS, INC.

By:	/S/ A. ROBERT D. BAILEY
	Name:	A. Robert D. Bailey
	Title:	Vice President

FURIEX PHARMACEUTICALS, INC.

By:	/S/ FRED N. ESHELMAN
	Name:	Fred N. Eshelman
	Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [—], 2014 (this “Agreement”), is entered into by and between Forest Laboratories, Inc., a Delaware corporation (“Parent”), and [—], a [—], as Rights Agent.

RECITALS

A. Parent, Royal Empress, Inc., a Delaware corporation (“Merger Sub”), and Furiex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of April 27, 2014 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

B. Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined below) the right to receive a contingent payment upon the achievement of one of certain milestones as hereinafter described.

AGREEMENT

The parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

SECTION 1 DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Acting Holders” means, at the time of determination, any Holder or Holders of at least a majority of the outstanding CVRs as set forth on the CVR Register.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution (a) certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and (b) delivered to the Rights Agent.

“Business Day” means any day except a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or exclusive licensing transaction), other than a Change of Control, pursuant to which a substantial portion of the Intellectual Property (including without limitation, any data, marketing authorizations and applications for marketing authorization) and/or Company Material Contracts held or owned by the Surviving Corporation immediately after the Effective Time and necessary for the production, development and sale of the Product are sold or exclusively licensed (directly or indirectly, including through sale of or exclusive license by any Subsidiary of the Surviving Corporation) to or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

“CSA” means the U.S. Controlled Substances Act, as amended.

“CVRs” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DEA” means the U.S. Drug Enforcement Administration in the U.S. Department of Justice, or any successor agency.

“Eluxadoline” means the compound having the chemical name 5-({(4-carbamoyl-2,6-dimethyl-L-phenylalanyl)[(1S)-1-(4-phenyl-1H-imidazol-2-yl)ethyl]amino}methyl)-2-methoxybenzoic acid, commonly referred to as “eluxadoline”.

“FDA” means the U.S. Food and Drug Administration, or any successor agency.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“Loss” has the meaning set forth in Section 3.2(g).

“Milestone” means each of (a) a Schedule IV Event, (b) a Schedule V Event, and (c) a Non-Schedule Event.

“Milestone Payment” means, as applicable, (a) the Schedule IV Event Payment (in the case of a Schedule IV Event), (b) the Schedule V Event Payment (in the case of a Schedule V Event), and (c) the Non-Schedule Event Payment (in the case of a Non-Schedule Event).

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Milestone Satisfaction Notice” has the meaning set forth in Section 2.4(a).

“NDA Approval” means the first approval by the FDA of a New Drug Application for the Product.

“Non-Schedule Event” means the occurrence of all of the following: (a) NDA Approval; (b) the FDA having not recommended in connection with such NDA Approval that Eluxadoline be a controlled substance under any Schedule of the CSA; and (c) during the six-month period following such NDA Approval, the DEA not having proposed (or announced the intention to propose) any rule providing for the control of Eluxadoline in any schedule of the CSA.

“Non-Schedule Event Payment” means an amount equal to $30.00 per CVR, payable in cash in United States Dollars.

“Officer’s Certificate” means a certificate (a) signed by the President, a Vice President, the Treasurer or the Secretary of Parent, in his or her capacity as such officer, and (b) delivered to the Rights Agent.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by The Depository Trust Company; or (f) as provided in Section 2.6.

“Person” means any individual, estate, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture or other entity or group (as defined in the Exchange Act), and shall include any successor (by merger or otherwise) thereof or thereto.

“Product” means the product that includes Eluxadoline as the sole active pharmaceutical ingredient that is currently being developed by the Company.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Schedule IV Event” means the occurrence of all of the following: (a) NDA Approval; (b) the first publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any Schedule of the CSA; and (c) the final rule described in clause (b) providing for Eluxadoline to be a controlled substance under Schedule IV of the CSA.

“Schedule IV Event Payment” means an amount equal to $10.00 per CVR, payable in cash in United States Dollars.

“Schedule V Event” means the occurrence of all of the following: (a) NDA Approval; (b) the first publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any Schedule of the CSA; and (c) the final rule described in clause (b) providing for Eluxadoline to be a controlled substance under Schedule V of the CSA.

“Schedule V Event Payment” means an amount equal to $20.00 per CVR, payable in cash in United States Dollars.

“Termination Event” means either: (a) the failure to achieve NDA Approval on or prior to the second anniversary of the date hereof; or (b) the publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any of Schedule I, Schedule II or Schedule III of the CSA.

SECTION 2 CONTINGENT VALUE RIGHTS

2.1 CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, each Holder shall be entitled to one CVR for each share of Company Common Stock outstanding or underlying each Option and share of Restricted Stock that is owned by or has been issued to such Holder as of immediately prior to the Effective Time and is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement.

(b) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than pursuant to a Permitted Transfer.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If a Milestone occurs, then on a date (the “Milestone Payment Date”) that is within 10 Business Days following such event, Parent shall deliver to the Rights Agent (i) a notice (the “Milestone Satisfaction Notice”) which shall be in the form of an Officer’s Certificate stating the date of the satisfaction of such Milestone and that the Holders are entitled to receive the applicable Milestone Payment and (ii) cash in the aggregate amount of the Milestone Payment payable to the Holders. In no event shall payment be made with respect to more than a single Milestone.

(b) The Rights Agent shall promptly, and in no event later than 10 Business Days after receipt, (i) send each Holder at its address set forth in the CVR Register a copy of the Milestone Satisfaction Notice and (ii) pay the Milestone Payment to each of the Holders (the amount which each Holder is entitled to receive, subject to Section 2.4(c), will be based on the applicable Milestone Payment multiplied by the number of CVRs held by such Holder at the time of such payment as reflected on the CVR Register) by check mailed to the address of each Holder as set forth in the CVR Register as of the close of business on the first Business Day prior to the Milestone Payment Date.

(c) Except to the extent any portion of the Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the Holders and the parties hereto agree to treat the CVRs and the Milestone Payment for all Tax purposes as additional consideration for the shares of Common Stock, Options and shares of Restricted Stock pursuant to the Merger Agreement, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law. Parent and the Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

(d) Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.4(b) shall be extended by a period equal to any delay caused by the Holder providing such forms.

(e) Any portion of the Milestone Payment that remains undistributed to the Holders for six months after the Milestone Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Milestone Payment, but shall have no greater rights against Parent than may be accorded to general unsecured creditors of Parent under applicable Law.

(f) Neither Parent nor the Rights Agent shall be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. If the Milestone Payment (or portion thereof) made by Parent remains unclaimed by a Holder two years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which the Milestone Payment would otherwise escheat to or become the property of any Governmental Authority), any such Milestone Payment (or portion thereof) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of the CVRs.

(b) The CVRs shall not represent any equity or ownership interest in Parent, in any constituent company to the Merger or any of their respective Affiliates.

2.6 Ability To Abandon The CVR. The Holder of a CVR may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

SECTION 3 THE RIGHTS AGENT

3.1 Certain Duties And Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

(b) The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c) Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(f) The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

(g) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless from and against, any loss, liability, damage or expense (“Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with Rights Agent’s performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have result from the Rights Agent’s gross negligence, bad faith or willful misconduct. Parent’s obligations under this Section 3.2(g) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

(h) In addition to the indemnification provided under Section 3.2(g), Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b) Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent by a Board Resolution. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the successor Rights Agent for all purposes hereunder.

(d) Any Person into which the Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Rights Agent shall be a party, or any Person succeeding to the corporate trust or stockholder services business of the Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(e) Parent shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(f) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent or the corporate trust department of a commercial bank, in either case of national reputation.

3.4 Acceptance of Appointment By Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to

Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

SECTION 4 COVENANTS

4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 30 Business Days of the Closing Date.

4.2 Payment of the Milestone Payment. Parent shall duly and promptly deposit with the Rights Agent for payment to the Holders the Milestone Payment, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3 Fundamental Transactions. In the event that Parent desires to consummate a Change of Control or Carve-Out Transaction after the Effective Date while any Milestone has not been attained but remains eligible to be attained, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control or Carve-Out Transaction, shall cause the Person acquiring Parent (or acquiring substantially all of its assets or otherwise exclusively licensing rights to Eluxadoline) with respect to a Change of Control or the Person acquiring the subject Intellectual Property rights, Company Material Contracts and/or Subsidiaries with respect to a Carve-Out Transaction to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control or Carve-Out Transaction) obligations, duties and covenants under this Agreement. No later than five Business Days prior to the consummation of any Change of Control or Carve-Out Transaction, Parent shall deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control or Carve-Out Transaction complies with this Section 4.3 and that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 5 AMENDMENTS

5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Parent, when authorized by a Board Resolution, at any time and from time to time, may unilaterally enter into one or more amendments hereto, for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not adversely affect the interests of the Holders:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors shall determine to be for the protection of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

(b) Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2 Amendments With Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 Entire Agreement; Counterparts. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.2 Notices To Rights Agent and Parent. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022
Attention:	A. Robert D. Bailey, General Counsel
Facsimile:	(212) 224-6740

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:	Andrew W. Ment
Facsimile:	(646) 441-9012

if to the Rights Agent:

[—]
[—]
Attention:	[—]
Facsimile:	[—]

with a copy (which shall not constitute notice) to:

[—]
[—]
Attention:	[—]
Facsimile:	[—]

6.3 Notice To Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.4 Successors and Assigns; Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Holders and the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Except in connection with a Carve-Out Transaction or a Change of Control, Parent may not assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.4 shall be void and of no effect.

6.5 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any rights, remedies, benefits, obligations, liabilities or claims under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein and in the Merger Agreement.

6.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 6.6 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

6.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.8 Legal Holidays. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable Milestone Payment Date.

6.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

6.10 Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made, upon the earlier to occur of (a) the payment of the Milestone Payment required to be paid under the terms of this Agreement and (b) a Termination Event. The termination of this Agreement shall not affect or limit the right to receive the Milestone Payment under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto shall survive the expiration or termination of this Agreement.

6.11 Enforcement of Agreement. In the event that a Holder is required to take any action to enforce such Holder’s rights hereunder, such Holder, in addition to all other rights and remedies available hereunder, shall have the right to recover from Parent all out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection therewith.

6.12 Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

6.13 No Obligation. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any of its Affiliates, be required to undertake any level of efforts, or employ any level of resources, to develop, market, or commercialize Eluxadoline or any product containing Eluxadoline.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FOREST LABORATORIES, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

SIGNATURE PAGE

CONTINGENT VALUE RIGHTS AGREEMENT

Annex A

Representations and Warranties Regarding Revenue Rights Matters

(a) The Company (as successor-in-part to PPD, Inc.’s rights and obligations), PPD, Inc., DP, TSD and TPC are all of the contract parties to the Takeda License Agreement. PPD, Inc.’s primary remaining rights and obligations under the Takeda License Agreement are to provide the contract research organization (CRO) services under Section 4.9 thereof and to appoint committee members under Section 4.5 thereof.

(b) GenuPro (as successor by conversion to GenuPro, Inc.) and BC are all of the contract parties to the Priligy® BC License Agreement. APBI and Xiamen are all of the contract parties to the Priligy® Xiamen License contract.

(c) Except as set forth on Section 3.23(c) of the Company Disclosure Schedules, (i) the Takeda License Agreement is the only agreement between the Company (or any Affiliate thereof), and TSD (or any predecessor or Affiliate thereof) or TPC (or any Affiliate thereof), relating to the subject matter thereof, and there are no other agreements between the Company (or any predecessor or any Affiliate thereof), and TSD (or any predecessor or Affiliate thereof) or TPC (or any predecessor or Affiliate thereof), that relate to the Takeda License Agreement, the Collaboration Patent Estate, the Takeda Subject Compounds/Products (including the development or commercialization thereof), the Takeda Revenue Stream, or the Company’s and DP’s right to receive the Takeda Revenue Stream, and (ii) the Priligy® License Agreements are the only agreements between GenuPro or APBI (or any predecessor or Affiliate of either of the foregoing), and either (1) BC (or any predecessor or Affiliate thereof), or (2) Xiamen (or any predecessor or Affiliate thereof), in each case of (1) – (2), relating to the subject matter thereof, and there are no other written agreements between GenuPro or APBI (or any predecessor or Affiliate thereof), and either (X) BC (or any predecessor or Affiliate thereof), or (Y) Xiamen (or any predecessor or Affiliate thereof) that, in each case of (X) – (Y), relate to the Priligy® License Agreements, the Licensed Patents, the Priligy® Subject Compound/Product (including the development or commercialization thereof), the Priligy® Revenue Streams, or GenuPro’s or APBI’s right to receive the Priligy® Revenue Streams. Except as set forth on Section 3.23(c) of the Company Disclosure Schedules or those executed amendments to the License Agreements referenced in the definitions thereof on Annex C of this Agreement, none of the Company, DP, GenuPro, or APBI has proposed in writing, or received in writing any proposal, to amend or waive any provision of any of the License Agreements since June 1, 2013.

(d) Except as set forth on Section 3.23(d) of the Company Disclosure Schedules, to the Knowledge of the Company, there are no licenses or sublicenses granted to any third party by any agreement entered into by (i) TSD, TPC or any Affiliate of either of the foregoing in respect of TSD’s or TPC’s rights and obligations under the Takeda License Agreement (including any Intellectual Property* (including the Collaboration Patent Estate) assigned thereunder (as such asterisked term is defined therein)), (ii) BC or any Affiliate thereof in respect of BC’s rights and obligations under the Priligy® BC License Agreement (including any Licensed Intellectual Property* (including the Licensed Patents) licensed thereunder (as such asterisked term is defined therein)), or (iii) Xiamen or any Affiliate thereof in respect of Xiamen’s rights and obligations under the Priligy® Xiamen License Contract (including the Licensed Patent* licensed thereunder (as such asterisked term is defined therein)).

(e) Each of the License Agreements is a valid and binding obligation of the Company, DP, GenuPro, or APBI, as applicable, and, is a valid and binding obligation of the respective License Counterparties enforceable against each of the respective License Counterparties thereto in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception. Neither the Company, nor DP, nor GenuPro, nor APBI has received any written notice from the License Counterparties in connection with any of the License Agreements challenging the validity or enforceability of any provision of any such agreements, including the obligation to pay any portion of the Revenue Streams without set-off of any kind.

(f) (i) each of Alogliptin and Trelagliptin is a Collaboration Compound* and a Compound*, and each of the products sold by TSD or TPC in the Territory* under the brandnames Nesina, Oseni and Kazano is a Product*, under the Takeda License Agreement (as such asterisked terms are defined therein), and, as set forth in Article 5 of the Takeda License Agreement, TSD or TPC is obligated to pay certain royalties on sales of Takeda Subject Compounds/Products in such Territory; (ii) the product sold by BC under the Priligy® trademark in the Territory* is a Product* under the Priligy® BC License Agreement (as such asterisked terms are defined therein), and, as set forth in Section 7 of such agreement, BC is obligated to pay certain royalties on sales of Priligy® Subject Compound/Products in such Territory, and (iii) any therapeutic product containing either of the compounds described in clause (b) or (e) of the definition of Dapoxetine set forth herein, or any pharmaceutically acceptable salt of either of such compounds, is a Contract Product* under the Priligy® Xiamen License Contract (as such asterisked term is defined therein), and, as set forth in Article 3 of such agreement, Xiamen is obligated to pay certain royalties on sales of Priligy® Subject Compound/Products constituting Contract Products in the Territory* (as such asterisked term is defined in the Priligy® Xiamen License Contract).

(g) Except as set forth in Section 3.23(g) of the Company Disclosure Schedules, neither the Company, nor DP, nor GenuPro, nor APBI has, except as contemplated by the Royalty Monetization Agreement, conveyed, assigned, transferred or granted any Encumbrances, other than Permitted Encumbrances, with respect to all or any portion of its right, title and interest in and to the Purchased Revenue Rights or the License Agreements.

(h) Neither the Company, nor DP, nor, GenuPro, nor APBI has (i) given any License Counterparty any written notice of termination under any of the License Agreements (whether in whole or in part) or any written notice expressing any intention or desire to terminate any of the License Agreements or (ii) received any written notice of termination from a License Counterparty under any of the License Agreements (whether in whole or in part) or any written notice expressing any intention or desire to terminate any of the License Agreements. To the Knowledge of the Company, no event has occurred that would reasonably be anticipated to give rise to the early termination of any of the License Agreements.

(i) There is and has been no material breach or material default under any provision of any of the License Agreements either by the Company, DP, GenuPro, or APBI or,to the Knowledge of the Company, by any of the License Counterparties (or any predecessor thereof), and, to the Knowledge of the Company, there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach or material default either by the Company, DP, GenuPro, or APBI.

(j) To the Knowledge of the Company, (i) the Company or DP (or any predecessor thereof) has received from TSD or TPC the full amount of the milestone payments referred to in Section 5.2 and of the royalty payments referred to in Section 5.3 of the Takeda License Agreement, and, excluding such payments and the upfront payment made to the Company or DP (or any predecessor thereof) under Section 5.1 of the Takeda License Agreement, neither the Company nor DP (or any predecessor thereof) has received any payments under the Takeda License Agreement; (ii) GenuPro (or any predecessor thereof) has received from BC the full amount of the milestone payments referred to in Sections 7.2 and 7.3 and of the royalty payments referred to in Section 7.4 of the Priligy® BC License Agreement, and excluding such payments and the upfront payment made to GenuPro (or any predecessor thereof) under Section 7.1 of the Priligy® BC License Agreement, GenuPro (or any predecessor thereof) has received no payments under the Priligy® BC License Agreement; and (iii) APBI has received from Xiamen the full amount of the royalty payments referred to in Section 3.2 of the Priligy® Xiamen License Contract, and excluding such payment and the upfront payment made to APBI under Section 3.1 of the Priligy® Xiamen License Contract, APBI has received no payments under the Priligy® Xiamen License Contract.

(k) Neither the Company, nor DP, nor GenuPro, nor APBI has consented to any assignment or other transfer by any License Counterparty of any of its rights or obligations under the applicable License Agreement, and, to the Knowledge of the Company, no License Counterparty has assigned or otherwise transferred any of its rights or obligations under the applicable License Agreement to any Person.

(l) Neither the Company, nor DP, nor GenuPro, nor APBI has notified any License Counterparty or any other Person in writing of any claims for indemnification under any of the License Agreements, nor has the Company, DP, GenuPro or APBI received any written claims for indemnification under any of the License Agreements, whether pursuant to Article 7 of the Takeda License Agreement or otherwise, pursuant to Article 14 of the Priligy® BC License Agreement or otherwise, or under the Priligy® Xiamen License Contract.

(m) Except as set forth on Section 3.23(m) of the Company Disclosure Schedules, to the Knowledge of the Company, neither the amount of the Takeda Revenue Stream nor the amount of the Priligy® BC Revenue Stream nor the amount of the Priligy® Xiamen Revenue Stream is, as of the date hereof, subject to any claim against the Company, DP, GenuPro, or APBI pursuant to any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”), including as a result of sales of any Takeda Subject Compounds/Products or Priligy® Subject Compound/Product, respectively, infringing any third-party patent right or otherwise pursuant to Section 5.5 of the Takeda License Agreement or Sections 3.2, 7.5, 7.6, 7.9, 8.3(b) or 13.7(a) of the Priligy® BC License Agreement. To the Knowledge of the Company, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit any License Counterparty the right to claim a Royalty Reduction.

(n) The Company nor DP has not elected any option to develop any DP Products pursuant to Article 12 of the Takeda License Agreement.

(o) To the Knowledge of the Company, Lilly is not a party to any agreement with a third party that would give rise to either the Company, GenuPro or APBI having an obligation to pay the milestone, royalty or other payments due under such agreement to such third party pursuant to Section 7.9(b) of the Priligy® BC License Agreement or Section 3.1(c) of the Lilly Agreement. Neither the Company nor GenuPro nor APBI has received any written notice of termination from Lilly under the Lilly Agreement (whether in whole or in part) or any written notice expressing any intention or desire to terminate the Lilly Agreement, and, to the Knowledge of the Company, no event has occurred that would reasonably be anticipated to give rise to the early termination of the Lilly Agreement.

(p) Neither the Company, nor DP, nor GenuPro, nor APBI has received any written notice from, or given any written notice to, TSD or TPC pursuant to Section 7.3 of the Takeda License Agreement, to BC pursuant to Section 14.3 of the Priligy® BC License Agreement, or to Xiamen pursuant to Section 5 of the Priligy® Xiamen License Contract. To the Knowledge of the Company, no third party is making, using, selling, offering for sale, importing or exporting anything that infringes any Valid Claim (A) in the Collaboration Patent Estate that Covers any Takeda Subject Compound/Product or (B) in the Licensed Patents that Covers the making, using, selling, offering for sale or import of any Priligy® Subject Compound/Product.

(q) Neither the Company, nor DP, nor GenuPro, nor APBI has initiated, pursuant to Section 6.5 of the Takeda License Agreement, Section 8.5 of the Priligy® BC License Agreement, or Section 3.5 of the Priligy® Xiamen License Contract, any inspection or audit of books or accounts or other records pertaining to Net Sales (as such term is defined in the Takeda License Agreement), Net Sales (as such term is defined in the Priligy® BC License Agreement) or Net Sales (as such term is defined in the Priligy® Xiamen License Contract), or the calculation of milestones, royalties or other amounts payable to the Company or any of its Subsidiaries under the License Agreements.

(r) Except as set forth on Section 3.23(r) of the Company Disclosure Schedules, (i) the Company or its Subsidiaries have good and marketable title to the Purchased Revenue Rights free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) upon the Closing, Parent shall have acquired, subject to, the terms and conditions set forth in this Agreement, the License Agreements, the Priligy® License & Transfer Agreement and the Lilly Agreement, good and marketable title to the Purchased Revenue Rights, free and clear of all Encumbrances (other than Permitted Encumbrances).

(s) Revenue Rights Related Intellectual Property.

(i) (A) To the Knowledge of the Company, Section 3.23(s)(i)(A) of the Company Disclosure Schedules lists all of the currently existing patents and patent applications (including currently existing provisionals, divisionals, continuations, continuations-in-part, certificates, reissues, reexaminations, extensions substitutions, confirmations, registrations or additions of or to any of the foregoing) included within the Collaboration Patent Estate and specifies as to each of the patent and patent application in the Collaboration Patent Estate: (X) the jurisdictions by or in which each such patent has issued or each such patent application has been filed, including the respective patent numbers and application numbers therefor (to the extent available from or provided by the relevant patent authority), and (Y) the Person who is the owner of record of each such patent or patent application.

(B) Section 3.23(s)(i)(B) of the Company Disclosure Schedules lists all of the currently existing patents and patent applications (including currently existing provisionals, divisionals, continuations, continuations-in-part, certificates, reissues, reexaminations, extensions substitutions, confirmations, registrations or additions of or to any of the foregoing) included within the Licensed Patents and specifies as to each of the patent and patent application in the Licensed Patents: (X) the jurisdictions by or in which each such patent has issued or each such patent application has been filed, including the respective patent numbers and application numbers therefor (to the extent available from or provided by the relevant patent authority), and (Y) (1) the Company or its applicable Subsidiary that is the owner of record of each such patent or patent application and (2) any other Person owning or having an ownership interest in the same.

(C) Except as set forth on Section 3.23(s)(i)(C) of the Company Disclosure Schedules, to the Knowledge of the Company, there are no patent rights, other than the patent rights within the Collaboration Patent Estate or the Licensed Patents, that are infringed by the making, using, selling, offering for sale or import of, respectively, any Takeda Subject Compound/Product or any Priligy® Subject Compound/Product. Except with respect to any Licensed Patents that claim Lilly Improvements for which rights are licensed to GenuPro and APBI under the Lilly Agreement or as may be set forth on Section 3.23(s)(i)(C) of the Company Disclosure Schedules, Company, GenuPro or APBI is the sole owner of all patent rights in the Licensed Patents and, to the Knowledge of the Company, TSD or TPC is the sole owner of all patent rights in the Collaboration Patent Estate.

(ii) To the Knowledge of the Company, except as set forth in Section 3.23(s)(ii) of the Company Disclosure Schedules, there are no pending or threatened litigations, interferences, reexamination, oppositions or like procedures involving any patent right in the Collaboration Patent Estate or in the Licensed Patents.

(iii) To the Knowledge of the Company, all of the issued patents in the Licensed Patents and Collaboration Patent Estate are in full force and effect and have not lapsed, expired or otherwise terminated. None of the Company or its Subsidiaries has, and, to the Knowledge of the Company, neither TSD nor TPC has, received any written notice relating to the lapse, expiration or other termination of any of the patent rights in the Licensed Patents or in the Collaboration Patent Estate (other than such notices relating to the expiration of patents at the end of their statutory terms), or any written legal opinion that alleges that an issued patent in the Licensed Patents or in the Collaboration Patent Estate is invalid or unenforceable.

(iv) To the Knowledge of the Company, there is no Person who is or claims to be an inventor under any of the patent rights in the Collaboration Patent Estate or in the Licensed Patents who is not a named inventor thereof.

(v) None of the Company or its Subsidiaries has, and, to the Knowledge of the Company, neither TSD nor TPC has, received any written notice of any claim by any Person challenging inventorship or ownership of, the rights of the Company or any of its Subsidiaries, or TSD or TPC, in and to, or the patentability, validity or enforceability of, any patent rights within the Licensed Patents or within the Collaboration Patent Estate, or asserting that the development, manufacture, importation, sale, offer for sale or use of any Priligy® Subject Compound/Product or Takeda Subject Compound/Product, respectively, infringes any patent or other intellectual property rights.

(vi) To the Knowledge of the Company, the discovery and development of the Takeda Subject Compounds/Products and the Priligy® Subject Compound/Product did not and have not infringed, violated or misappropriated any patent or other intellectual property rights owned by any third party. None of the Company or its Subsidiaries, nor, to the Knowledge of the Company, TSD or TPC, BC or Xiamen, has a currently effective in-license to any patent right Covering the manufacture, use, sale, offer for sale or import of any Takeda Subject Compound/Product or Priligy® Subject Compound/Product in the form in which they currently are manufactured, used, sold, offered for sale or imported, except as set forth in the License Agreements or Lilly Agreement.

(vii) To the Knowledge of the Company, (A) no patent rights of any third party have been or are infringed by the manufacture, use, offer for sale, importation or sale of the Takeda Subject Compounds/Products or the Priligy® Subject Compound/Product in the form in which they currently are manufactured, used, offered for sale, imported or sold, and (B) no Person is infringing any of the patent rights in the Collaboration Patent Estate or in the Licensed Patents.

(viii) To the Knowledge of the Company, all required maintenance fees, annuities and like payments with respect to the patent rights in the Collaboration Patent Estate and in the Licensed Patents (other than those patent rights owned by TSD, TPC, or any affiliate of either of the foregoing) have been paid timely.

(ix) The Company’s exact legal name is, and since June 14, 2010 has been, “Furiex Pharmaceuticals, Inc.” The Company is, and since June 14, 2010 has been, incorporated in the State of Delaware. GenuPro’s exact legal name is, and since January 1, 2014 has been, “GenuPro, LLC” and GenuPro (including its predecessor prior to conversion, GenuPro, Inc.), is, and since June 14, 2010 has been, organized in the State of North Carolina. APBI’s exact legal name is, and since June 14, 2010 has been, “APBI Holdings, LLC” and APBI is, and since June 14, 2010 has been, organized in the State of

North Carolina. DP’s exact legal name is, and since June 14, 2010 has been, “Development Partners, LLC” and DP is, and since June 14, 2010 has been organized in the State of Delaware. Each of DP, GenuPro and APBI is a wholly-owned subsidiary of the Company.

Annex B

Covenants of the Company Regarding Revenue Rights Matters

(a) Books and Records; Royalty Reports; Other Information; Notices.

(i) The Company shall use commercially reasonable efforts to keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records reasonably adequate to reflect accurately all financial information it receives from the License Counterparties with respect to the Revenue Streams and all payments received under the License Agreements.

(ii) Subject to Section (a)(vi) below, promptly (but in no event more than ten (10) Business Days) after receipt from a License Counterparty of any Takeda Royalty Report or any Priligy® Royalty Report, or any final audit report required pursuant to any License Agreement, the Company shall provide, or shall cause to be provided, a copy thereof to Parent.

(iii) Subject to Section (a)(vi) below, promptly (but in no event more than fifteen (15) Business Days) following receipt by the Company or any of its Subsidiaries of any written notice from a License Counterparty or any other Person relating to any of the License Agreements, this Agreement or the Transactions that is material to an owner of the Priligy® Revenue Streams, the Company shall (1) notify Parent in writing of such receipt and (2) furnish Parent with a copy of such notice.

(iv) Subject to Section (a)(vi) below, in the case of any material notices or material correspondence to be given or made by the Company or any of its Subsidiaries under a License Agreement, the Company or such Subsidiary, as applicable, shall, to the extent reasonably practicable, provide to Parent a draft of such material notice or correspondence sufficiently in advance of sending it so that Parent has a reasonable opportunity (which shall not in any event be required to be longer than five (5) Business Days) to review and provide comments with respect to such notice or correspondence. Subject to Section (a)(vi) below, shall promptly provide to Parent a copy of any material notice sent by the Company or any of its Subsidiaries to any License Counterparty.

(v) Subject to Section (a)(vi) below, promptly (but in no event more than ten (10) Business Days) after receipt by the Company or any of its Subsidiaries of notice of any Legal Proceeding (commenced or threatened) relating to any of the License Agreements, this Agreement or the Transactions, the Company shall (1) notify Parent in writing of the receipt of such notice and the substance thereof and (2) if such notice is in writing, furnish Parent with a copy of such notice and any related materials with respect thereto.

(vi) Notwithstanding anything to the contrary contained in this Agreement and other than with respect to Royalty Reports the disclosure of which is covered by Section (i)(ii) below, if the Company reasonably believes, based on advice of counsel, that the disclosure by the Company to Parent of any information or the furnishing by the Company to Parent of a copy of any notice, certificate, offer, proposal, correspondence, report or other communication (or proposed form thereof) would constitute a breach by the Company of any confidentiality obligation to a License Counterparty pursuant to the applicable License Agreement or to Lilly pursuant to the Lilly Agreement, as in effect on the date hereof (a “Confidentiality Breach”), the Company shall instead promptly (but in no event more than five (5) Business Days) provide to Parent a written summary of all material details of such information, notice, certificate, offer, proposal, correspondence, report or other communication reasonably believed by the Company to be material (a “Material Summary”) to the extent providing such summary is not itself a Confidentiality Breach in the reasonable belief of the Company. If the Company reasonably believes, based on advice of counsel, that the disclosure by the Company to Parent of such Material Summary would constitute a Confidentiality Breach, then the Company shall paraphrase or otherwise describe the substance of such information, notice, certificate, offer, proposal, correspondence, report or other communication to the maximum extent possible without, in the reasonable belief of the Company, based on advice of counsel, causing a Confidentiality Breach (“Permissible Summary Disclosure”).

(b) Amendment of License Agreements. Neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, execute or agree to execute any alteration, amendment, change or addition (a “Modification”) of or to any provision of any of the License Agreements that would alter, amend, change, or add to the relevant License Agreement in any material respect. Subject to the foregoing, promptly, and in any event within five (5) Business Days, following receipt by the Company or any of its Subsidiaries, of a fully executed Modification to a License Agreement, the Company and its Subsidiaries shall furnish a copy of such Modification to Parent.

(c) Maintenance of License Agreements. The Company and its Subsidiaries shall use commercially reasonable efforts to comply in all material respects with their obligations under the License Agreements and shall not take any action or forgo any action that would reasonably be expected to constitute a material breach thereof. Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from a License Counterparty of an alleged material breach by the Company or any of its Subsidiaries under one of the License Agreements, the Company and its Subsidiaries shall give notice thereof to Parent, including delivering to Parent a copy of any such written notice. The Company and its Subsidiaries shall use their respective commercially reasonable efforts to cure any material breaches by them under the License Agreements and shall give written notice to Parent upon curing any such breach.

(d) Exercise of DP Option. Neither the Company nor DP shall, without Parent’s prior written consent, elect any option to develop any DP Products pursuant to Article 12 of the Takeda License Agreement.

(e) Notice of Breaches by License Counterparty. Promptly (and in any event within five (5) Business Days) after the Company or any of its Subsidiaries becomes aware of,

or comes to believe in good faith that there has been, a material breach of a License Agreement by a License Counterparty, the Company and its Subsidiaries shall provide notice of such breach to Parent. In addition, the Company and its Subsidiaries shall provide to Parent a copy of any written notice of material breach or alleged material breach of a License Agreement delivered by the Company or any of its Subsidiaries to a License Counterparty as soon as practicable and in any event not less than two (2) Business Days following such delivery.

(f) Termination of License Agreements. Neither the Company nor any of its Subsidiaries shall exercise any right to terminate any of the License Agreements, or agree with a License Counterparty to terminate any of the License Agreements, except with the prior written consent of Parent.

(g) Preservation of Rights. Neither the Company nor any of its Subsidiaries shall sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other Encumbrance of any kind in any of their respective interest in any portion of the Collaboration Patent Estate, the Priligy® Intellectual Property, the License Agreements, the Alza Agreement or the Lilly Agreement, other than a Permitted Encumbrance, without the prior written consent of Parent.

(h) Enforcement; Challenges. The Company and its Subsidiaries shall promptly inform Parent of (i) any suspected infringement by a third party of any patent right within the Collaboration Patent Estate or the Licensed Patents or any other patent right owned or controlled by the Company or any Subsidiary thereof that Covers the manufacture, use, sale, offer for sale or import of any of the Takeda Subject Compound/Product or the Priligy® Subject Compound/Product and (ii) any Challenge by a third party of any patent right within the Licensed Patents. The Company and its Subsidiaries shall provide to Parent a copy of any written notice of (A) any suspected infringement of any patent right in the Collaboration Patent Estate or the Licensed Patents delivered or received under Section 11.3 of the Takeda License Agreement or otherwise or Section 9.3 or 14.3 of the Priligy® BC License Agreement or otherwise, or under the Priligy® Xiamen License Contract, and (B) any Challenge of any patent right in the Licensed Patents delivered or received in writing under the Priligy® BC License Agreement or the Priligy® Xiamen License Contract, in each case of (A) and (B), as soon as practicable and in any event not less than five (5) Business Days following such delivery or receipt.

(i) Licensor Consents.

(i) The Company shall use commercially reasonable efforts to obtain the Takeda Consent and the Priligy® Consents, or such revised forms thereof that may hereafter be mutually agreed upon by Parent and the Company as a result of discussions or negotiations with any License Counterparty(ies) following execution of this Agreement, prior to the Closing (without the payment or exchange of any additional consideration).

(ii) Until the earlier of (i) Effective Time or (ii) the termination of the Merger Agreement by its terms, the Company shall (and shall cause its Subsidiaries to), within ten (10) Business Days following the receipt by the Company of any Royalty

Report, deliver to Parent a certificate of the Chief Financial Officer of the Company for the applicable calendar quarter certifying to the Company’s reasonable belief (without duty of inquiry or investigation), to the extent reasonably determinable from the contents of such Royalty Report, (1) whether the amount of the payment made for the applicable calendar quarter appears on the face of the applicable Royalty Report to be the result of the correct application of the terms of the applicable Takeda License Agreement or Priligy® License Agreement, (2) whether the net sales or other relevant metric appears on the face of the Royalty Report to have been calculated in accordance with the terms of the applicable Takeda License Agreement or Priligy® License Agreement, (3) whether any set-off was applied to reduce the amount of such payment for such calendar quarter, other than as expressly permitted in the applicable Takeda License Agreement or Priligy® License Agreement, and (4) in the event any such set-offs were applied to reduce the amount of such payment for such calendar quarter, (A) whether any such set-offs appear on the face of the Royalty Report to have been calculated and applied in accordance with the terms of the applicable Takeda License Agreement or Priligy® License Agreement, and (B) as to the amount and nature of any such set-offs in reasonable detail unless the provision to Parent of such a description of any such set-offs is reasonably believed by the Company to constitute a Confidentiality Breach by the Company, in which event the Company shall be required to provide a Material Summary, or if a Material Summary is not possible in the reasonable belief of the Company, a Permissible Summary Disclosure to Parent with respect to any such set-offs.

Annex C

Certain Other Defined Terms

“Alogliptin” shall mean the following compound, and all optical isomers, tautomers, salt forms (including esters thereof), and crystal forms of such compound and of any of the foregoing: 2-({6-[(3R)-3-aminopiperidin-1-yl]-3-methyl-2,4-dioxo-3,4-dihydropyrimidin-1(2H)-yl}methyl)benzonitrile.

“Alza” shall mean Alza Corporation, and any successor or assignee thereto.

“Alza Agreement” means the License and Asset Transfer Agreement by and among Alza Corporation, Janssen Pharmaceutica, NV, Furiex and GenuPro (as successor to GenuPro, Inc.), dated May 14, 2012, as amended on July 30, 2012 and as such agreement is amended or restated hereafter.

“APBI” shall mean APBI Holdings, LLC, and includes any successor or assignee thereto.

“BC” shall mean Berlin Chemie AG (Menarini Group), and any successor or assignee thereto under the Priligy® BC License Agreement.

“Challenge” means that a third party (a) institutes or maintains, or causes its counsel to institute or maintain on such third party’s behalf, any interference, opposition, re-examination or similar proceeding with respect to a patent right with the U.S. Patent and Trademark Office or any foreign patent office or (b) institutes or maintains any legal proceeding, or causes its counsel to make any filing or institute or maintain any legal proceeding on such third party’s behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any a patent right.

“Collaboration Patent Estate” shall have the meaning ascribed to such term in the Takeda License Agreement.

“Confidentiality Breach” shall have the meaning set forth in Section (a)(vi) of Annex C.

“Cover” shall mean that the use, manufacture, sale, offer for sale, or import of the subject matter in question by an unlicensed entity would infringe a patent right.

“Dapoxetine” shall mean (a) (+/-)-N,N-dimethyl-l-phenyl-3-(1-naphthalenyloxy)-propanamine, (b) (S)-(+)-N,N-dimethyl-l-phenyl-3-(1-naphthalenyloxy)-propanamine, (c) (R)-(-)-N,N-dimethyl-l-phenyl-3-(1-naphthalenyloxy)-propanamine, (d) (+/-)-N,N-dimethyl-a-[2-(1-naphthalenyloxy) ethyl-benzenemethanamine, (e) (S)-(+)-N,N-dimethyl-a-[2-(1-naphthalenyloxy) ethyl-benzenemethanamine, (f) (R)-(-)-N,N-dimethyl-a-[2-(1-naphthalenyloxy) ethyl-benzenemethanamine, (g) any pharmaceutically acceptable salt of any of the foregoing, or (h) any active metabolite of any of the foregoing, including without limitation mono-desmethyl dapoxetine and di-desmethyl dapoxetine.

“DP” shall mean Development Partners, LLC.

“GenuPro” shall mean GenuPro, LLC and includes any successor or assignee thereto.

“License Agreements” shall mean, collectively, the Takeda License Agreement and the Priligy® License Agreements.

“License Counterparty” shall mean (a) with respect to the Takeda License Agreement, TSD and TPC, (b) with respect to the Priligy® BC License Agreement, BC, and (c) with respect to the Priligy® Xiamen License Contract, Xiamen.

“Licensed Patents” shall have the meaning ascribed to such term in the Priligy® BC License Agreement.

“Lilly” shall mean Eli Lilly and Company, and includes any successor or assignee thereto under the Lilly Agreement.

“Lilly Agreement” shall mean that certain Termination and License Agreement, dated December 18, 2003, by and between Lilly, PPD, Inc., GenuPro (as successor to GenuPro, Inc.) and APBI.

“Modification” shall have the meaning set forth in Section (b) of Annex C.

“PPD, Inc.” shall mean Pharmaceutical Product Development, Inc.

“PPD Products” shall have the meaning ascribed to such term in the Takeda License Agreement.

“Priligy® BC License Agreement” shall mean the License Agreement between GenuPro (as successor to GenuPro, Inc.) and BC, dated May 14, 2012, as amended on June 12, 2012, October 26, 2012, May 3, 2013, and November 1, 2013, and as such agreement is amended or restated hereafter.

“Priligy® Consents” shall mean, collectively, (A) a consent letter in substantially the form attached hereto as Exhibit A, duly executed by GenuPro and BC, pursuant to which BC, to the extent necessary under the Priligy® BC License Agreement and Other Agreements to which BC is a party, consents to the assignment to RPI of all of the Priligy® Related Assets covered by, relevant to, or comprising the Priligy® BC License Agreement and to the Company fulfilling all of its obligations under the Royalty Monetization Agreement, (B) a consent letter in substantially the form attached hereto as Exhibit B, duly executed by APBI and Xiamen, pursuant to which Xiamen has, to the extent necessary under the Priligy® Xiamen License Agreement, consents to the assignment to RPI of all of the Priligy® Related Assets covered by, relevant to, or comprising the Priligy® Xiamen License Agreement and to the Company fulfilling all of its obligations under the Royalty Monetization Agreement.

“Priligy® Intellectual Property” means the Licensed Patents, and all other intellectual property (whether patented or not), regulatory approvals, clinical data and other intangible assets owned or licensed by the Company or any of its Subsidiaries (or to which the Company or any of its Subsidiaries has rights) (including any of the foregoing licensed under the Lilly Agreement or the Alza Agreement) that relate primarily to the Priligy® Revenue Streams.

“Priligy® License Agreements” shall mean, collectively, the Priligy® BC License Agreement and the Priligy® Xiamen License Contract.

“Priligy® License & Transfer Agreement” shall mean the License and Asset Transfer Agreement, dated as of May 14, 2012, by and among Alza Corporation, Janssen Pharmaceutica NV, the Company and GenuPro, Inc., as amended on July 30, 2012 and as such agreement may be amended or restated hereafter.

“Priligy® Revenue Streams” shall mean (i) all payments payable pursuant to Sections 7.2, 7.3 and 7.4 of the Priligy® BC License Agreement and Section 3.2 of the Priligy® Xiamen License Contract, in each case, from and after April 27, 2014, with respect to any Priligy® Subject Compound/Product and (ii) any recoveries payable to the Company or any of its Subsidiaries from and after April 27, 2014, under Section 9.3(e) of the Priligy® BC License Agreement and the Priligy® Xiamen License Contract, in each case, in connection with a third party product that is competitive to any Priligy® Subject Compound/Product.

“Priligy® Royalty Reports” shall mean, collectively, the quarterly reports deliverable by (i) BC pursuant to Section 8.2 of the Priligy® BC License Agreement, and (ii) Xiamen pursuant to Section 3.4 of the Priligy® Xiamen License Contract.

“Priligy® Subject Compound/Product” shall mean Dapoxetine, and any products containing Dapoxetine.

“Priligy® Xiamen License Contract” shall mean the Patent License Contract between APBI and Xiamen, dated February 23, 2012 (as amended or restated hereafter).

“Purchased Revenue Rights” shall mean collectively all of the Company’s and its Subsidiaries’ rights to receive the Revenue Streams.

“Revenue Streams” shall mean, collectively, the Takeda Revenue Stream and the Priligy® Revenue Streams.

“Royalty Reduction” shall have the meaning set forth in Section (o) of Annex A.

“Royalty Reports” shall mean, collectively, the Takeda Royalty Reports and the Priligy® Royalty Reports.

“RPI” shall mean RPI Finance Trust

“Takeda Consent” shall mean a consent letter in substantially the form attached hereto as Exhibit C, duly executed by the Company, TSD and TPC, pursuant to which Takeda has consented to the assignment to RPI of all of the Takeda Related Assets covered by the Takeda License Agreement and to the Company fulfilling all of its obligations under the Royalty Monetization Agreement.

“Takeda License Agreement” shall mean the Agreement by and among TSD, TPC, DP, PPD, Inc. and the Company dated July 13, 2005, as amended on October 10, 2005 and as such agreement may be amended or restated hereafter.

“Takeda Related Assets” shall mean, collectively, the Takeda Revenue Stream, the Takeda License Agreement and all Intellectual Property (whether patented or not), regulatory approvals, clinical data and other assets owned by the Company or any of its Subsidiaries (or to which it has rights) that underlie or relate primarily to the Takeda Revenue Stream.

“Takeda Revenue Stream” shall mean (i) all payments payable pursuant to Sections 5.2 and 5.3 of the Takeda License Agreement, in each case, from and after January 1, 2014 with respect to any Takeda Subject Compound/Product, and (ii) any recoveries payable to the Company or any of its Subsidiaries under Section 11.4 of the Takeda License Agreement in connection with a third party product that is competitive to any Takeda Subject Compound/Product.

“Takeda Royalty Reports” shall mean the quarterly reports deliverable by TSD or TPC pursuant to Section 6.1(b) of the Takeda License Agreement.

“Takeda Subject Compounds/Products” shall mean, collectively, (i) Alogliptin, and any products containing Alogliptin (including Nesina, Oseni and Kazano), and (ii) Trelagliptin, and any products containing Trelagliptin.

“TPC” shall mean Takeda Pharmaceutical Company Limited, and includes any successor or assignee thereto under the Takeda License Agreement.

“Trelagliptin” shall mean the following compound, and all optical isomers, tautomers, salt forms (including esters thereof), and crystal forms of such compound and of any of the foregoing: 2-[[6-[(3R)-3-aminopiperidin-1-yl]-3-methyl-2, 4-dioxopyrimidin-1-yl]methyl]-4-fluorobenzonitrile.

“TSD” shall mean Takeda San Diego, Inc., and includes any successor or assignee thereto under the Takeda License Agreement.

“Valid Claim” means a claim of any patent right that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise.

“Xiamen” shall mean Xiamen Fuman Pharmaceuticals Co., Ltd., and includes any successor or assignee thereto under the Priligy® Xiamen License Contract.

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